QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACCO BRANDS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 22, 2013

Dear Fellow Stockholder:

          The ACCO Brands Corporation 2013 Annual Meeting of Stockholders will be held at 10:30 a.m. (Central time) on Tuesday, May 7, 2013 at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. A map with directions to the Kemper Lakes Business Center can be found at the end of the attached Proxy Statement. The sole purpose of the meeting is to consider the matters described in the following Notice of 2013 Annual Meeting and Proxy Statement.

          It is important that your shares are represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using a toll-free telephone number, by mail or through the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy form. If you decide to vote your shares using the accompanying proxy form, we urge you to complete, sign, date and return it promptly.

Sincerely,

Robert J. Keller
Chairman of the Board
and Chief Executive Officer

 NOTICE OF 2013 ANNUAL MEETING
AND PROXY STATEMENT

          The Annual Meeting of Stockholders of ACCO Brands Corporation ("ACCO Brands" or the "Company") will be held at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois, at 10:30 a.m. (Central time) on Tuesday, May 7, 2013, to consider and vote upon the following matters:

Item 1:	The election of twelve directors identified in this Proxy Statement for a term expiring at the 2014 Annual Meeting;
Item 2:	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013;
Item 3:	The approval, by non-binding advisory vote, of the compensation of our named executive officers; and
Item 4:	To transact such other business as may properly come before the meeting or any adjournment thereof.

          We currently are not aware of any other business to be brought before the Annual Meeting. Only holders of record of common stock at the close of business on March 18, 2013 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

          Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

          This year we are again taking advantage of Securities and Exchange Commission ("SEC") rules that allow us to furnish proxy materials to our stockholders via the Internet. We will send Notices of Internet Availability of Proxy Materials to holders of our common stock as of the record date on or about March 26, 2013. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on March 26, 2013.

          We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel
and Secretary

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about March 26, 2013.

 VOTING AND PROXIES

           Why is ACCO Brands distributing this Proxy Statement?

          Our Board of Directors is soliciting proxies for use at our 2013 Annual Meeting of Stockholders to be held on Tuesday, May 7, 2013, beginning at 10:30 a.m. (Central time), at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the annual meeting.

           What is the purpose of the annual meeting?

          The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice of 2013 Annual Meeting and described in this Proxy Statement, including: (1) the election of twelve directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2013, (3) a non-binding advisory vote on the compensation of our named executive officers, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.

           Why did I receive a notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

          Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice of Internet Availability of Proxy Materials (the "Notice") we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

          If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail on an ongoing basis.

           Who is entitled to vote?

          Only stockholders who own ACCO Brands common stock of record at the close of business on March 18, 2013 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 113,519,218 shares of common stock outstanding on March 18, 2013.

           What is the difference between being a record holder and holding shares in street name?

          A record holder holds shares in his or her own name. Shares held in "street name" means shares that are held in the name of a bank, broker or other nominee on a person's behalf. If the shares you own are held in "street name" by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. The ratification of KPMG LLP as our independent registered public accounting firm (proxy Item 2) is considered to be a discretionary item under the NYSE rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

          The election of directors (proxy Item 1) and the approval of executive compensation (proxy Item 3) are "non-discretionary" items. Therefore, your broker may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

           How do I vote?

          Stockholders can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or through the Internet by following the instructions printed on the proxy card or the Notice. You may also vote in person at the meeting.

           How will my proxy be voted?

          Your proxy, when properly signed and returned, or processed by telephone or through the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 and the advisory vote on the compensation of our named executive officers. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote in their best judgment.

           What constitutes a quorum?

          The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting to another date, time or place.

           What if I don't mark the boxes on my proxy?

          Unless you give other instructions on your form of proxy or when you cast your proxy by telephone or through the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors' recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

  •
  FOR the election of each director nominee (proxy Item 1);

  •
  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 (proxy Item 2); and

  •
  FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (proxy Item 3).

           Can I go to the annual meeting if I vote by proxy?

          Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

           How can I revoke my proxy?

          You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting (if you attend the meeting) or by delivering a later-dated proxy, which automatically revokes your earlier proxy, either by mail, or by telephone or through the Internet, if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank or other broker nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you would not be permitted to vote unless you obtained a signed proxy from your broker nominee (who is the holder of record).

           Will my vote be public?

          No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who have an obligation to keep your votes secret.

          How many votes are needed to elect the director nominees and approve the other matters to be voted upon at the annual meeting?

          Directors are elected by a plurality of all votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of proxy items 2 and 3. Proxy cards marked as abstentions on items 2 and 3 will not be voted and will have the effect of a negative vote. Please note that a broker or other nominee will not be permitted to vote your shares on proxy items 1 (election of directors) or 3 (approval of executive compensation) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your brokerage firm.

           What if I participate in the ACCO Brands 401(k) plan?

          We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or through the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card or provide voting instructions by telephone or through the Internet, as described on the voting instruction card prior to May 3, 2013. The voting instruction card will serve as instructions to the plan trustees to vote the shares attributable to your interest in the manner you indicate on the card.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders

Our Proxy Statement and 2012 Annual Report on Form 10-K are available at: www.proxyvote.com.

ELECTION OF DIRECTORS
(Proxy Item 1)

          Our Board of Directors currently consists of eleven members, and following the appointment of Boris Elisman to the Board of Directors effective March 31, 2013, will consist of twelve members. Our By-laws currently provide that the Board of Directors may consist of not less than nine nor more than thirteen members. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee (the "Governance Committee"), has selected all of the currently serving directors, as well as Mr. Elisman, as nominees for election as directors at the 2013 Annual Meeting.

          The Board of Directors proposes that each of the twelve nominees named and described below be elected for a one-year term expiring at the 2014 Annual Meeting and until his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

          The following paragraphs provide information as of the date of this Proxy Statement about each director-nominee. The information presented includes information about each director's age, positions held, principal occupation and business experience for the past five years, the year first elected as a director of ACCO Brands and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes details on each director-nominee's specific experience, qualifications, attributes, and skills that led the Board of Directors to the conclusion that he or she should serve as a director in light of our business and structure. We also believe that all of our directors and director-nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have business acumen and an ability to exercise sound judgment and a commitment of service to ACCO Brands and the Board of Directors.

          The Board of Directors recommends that you vote FOR the election of all the nominees.

          Each of the nominees below has consented to serve a one-year term if elected. If any nominee should become unavailable to serve as a director (which is not currently expected), the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. Information about the number of shares of common stock beneficially owned by each director appears under the heading "Certain Information Regarding Security Holdings." There are no family relationships among any of the directors and executive officers of ACCO Brands.

          Robert J. Keller, Chairman of the Board and Chief Executive Officer, Director since 2005. Mr. Keller, age 59, has served as Chairman of the Board and Chief Executive Officer since October, 2008. Effective March 31, 2013, Mr. Keller will step down as Chief Executive Officer and become Executive Chairman of the Board of Directors. Prior to becoming Chairman and Chief Executive Officer, Mr. Keller was Chairman of the Board of Directors in September, 2008, and served as Presiding Independent Director of the Board of Directors from May, 2008 until September, 2008. Previously, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. from March, 2004 until February, 2008. Mr. Keller served in various capacities at Office Depot, Inc. from February, 1998 through September, 2003, most recently as its President, Business Services Group. We believe Mr. Keller's qualifications to serve on the Board of Directors include his experience in and knowledge of the office products industry, as a public company director and as a business leader at a number of companies in several industries, including one of our principal customers, Office Depot, Inc., as well as his role as Chief Executive Officer of the Company.

          Robert H. Jenkins, Presiding Independent Director, Director since 2007. Mr. Jenkins, age 70, has served as Presiding Independent Director since September, 2008. Mr. Jenkins is retired. He served as Chairman, President and Chief Executive Officer of Sundstrand Corporation from 1997 to 1999 and as its President and Chief Executive Officer from 1995 to 1997. Sundstrand is an aerospace and industrial company which merged with United Technologies Corporation in June, 1999, forming Hamilton Sundstrand Corporation. Mr. Jenkins is currently a director of AK Steel Holding Corporation and Clarcor, Inc. He formerly served as a director of Solutia, Inc. from 1997 to 2008. We believe Mr. Jenkins' qualifications to serve on the Board of Directors include his prior experience as a chief executive officer of a publicly held major industrial firm, his service on other boards of directors of publicly held companies, his extensive corporate governance experience, much of which has been acquired in his role as lead director for AK Steel Holdings Corporation, and his business and operational experience at a number of companies in other industries. His board leadership has been and continues to be invaluable to the Company and the other directors.

          George V. Bayly, Director since 2005. Mr. Bayly, age 70, is a private investor. Since August, 2008, Mr. Bayly has served as Principal of Whitehall Investors LLC, a consulting and venture capital firm. From September, 2006 to March, 2008 he served as Chairman and interim Chief Executive Officer of Altivity Packaging LLC. He served as interim Chief Executive Officer of U.S. Can Corporation from April, 2004 to January, 2005, and Chairman, President and Chief Executive Officer of Ivex Packaging Corporation, a specialty packaging company, until June, 2002. He was a director of General Binding Corporation ("GBC") from 1998 until August, 2005. He currently is a director of CCL Industries, Inc., TreeHouse Foods, Inc., and Graphic Packaging Holding Company. He was formerly a director of Huhtämaki Oyj until resigning in 2011. We believe Mr. Bayly's qualifications to serve on the Board of Directors include his many years' experience as a director of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry, his prior experience as chief executive officer at publicly held companies, and his service on other boards of directors of publicly held firms. He also brings an invaluable global business perspective to the Board of Directors.

          James A. Buzzard, Director since 2012. Mr. Buzzard, age 58, has been President of MeadWestvaco Corporation ("MWV") since 2003. He is responsible for global operations including Packaging, Specialty Chemicals, Technology and Supply Chain. Mr. Buzzard began his career with Westvaco in 1978 and completed several assignments in the Controller's department and the former Kraft Division. In 1982, he was named purchasing manager for the Kraft Division. In 1984, he was named administration manager for the former Container Division. He became area sales manager for the Eaton, Ohio, container plant in 1986. He was promoted to corporate marketing manager in marketing services in 1988 and became manager of marketing services in 1990, responsible for corporate market research and the Marketing Personnel Development Program. In 1991, he was named manager of business planning and analysis for the Envelope Division, and in 1992 he was named manager of the Envelope Division and elected vice president of Westvaco. In 1994, he became interim marketing and sales manager of the Fine Papers Division and became sales and marketing manager in 1995. In 1998, he was named assistant division manager of the Fine Papers Division. In 1999, he was elected senior vice president of Westvaco and manager of the Fine Papers Division. In 2000, he assumed responsibility for the Envelope Division, and later that year, he was named executive vice president of Westvaco. He was named executive vice president for MeadWestvaco Corporation in 2002 with responsibility for merger integration and the Consumer & Office Products Group. We believe Mr. Buzzard's qualifications to serve on the Board of Directors include his extensive experience in the office products industry and his leadership experience acquired at the helm of MWV. His experience with the Consumer & Office Products Division of MWV ("Mead C&OP"), which was acquired by the Company in May, 2012, brings an invaluable perspective to the Board of Directors.

          Kathleen S. Dvorak, Director since 2010. Ms. Dvorak, age 56, is Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and distributor of electronics components serving the RF (radio frequency) and wireless communications, electronic device, industrial power conversion and display systems markets. Previously, she had been Senior Vice President and Chief Financial Officer of United Stationers, Inc., an office products wholesaler and distributor, from 2001 until 2007. We believe Ms. Dvorak's qualifications to serve on the Board of Directors include her extensive experience in the office products industry, including as a former officer of one of our principal customers, United Stationers, and her financial and accounting background and experience as a chief financial officer at two publicly held companies. The Board of Directors believes this experience is highly valuable in her service on the Audit Committee.

          Boris Elisman, Director since 2013. Mr. Elisman, age 50, will succeed Mr. Keller as the Company's Chief Executive Officer on March 31, 2013. Mr. Elisman has served as President and Chief Operating Officer of the Company since 2010 and was President, ACCO Brands Americas from 2008 to 2010. In 2008, he served as President of the Company's Global Office Products Group and from 2005 to 2008, he served as President of the Company's Computer Products Group. Prior to that time he held Vice President and General Manager positions in marketing and sales for the Hewlett-Packard Company from 2001 to 2004. Mr. Elisman is a member of the Glenwood Academy Board of Trustees. We believe Mr. Elisman's qualifications to serve on the Board of Directors include his knowledge of the Company and its operations, his industry experience and his role as our Chief Executive Officer.

          G. Thomas Hargrove, Director since 2005. Mr. Hargrove, age 73, is a private investor. Mr. Hargrove served as the non-executive Chairman of AGA Creative, a catalog creative agency, from 1999 until 2001, and as a director of GBC from 2001 until August, 2005. Early in his career he held various financial management positions and has also served on the Investment Committee of the Washington State University Foundation. We believe Mr. Hargrove's qualifications to serve on the Board of Directors include his experience as a director and chairman of the audit committees of ACCO Brands and GBC and the resultant knowledge he has obtained of the office products industry. Further enhancing his qualifications are his more than 30 years of operational and financial experience, primarily in the manufacturing and distribution of consumer products, which included serving as president of the At-A-Glance Group, a prominent office products company. The exposure to risk assessment obtained in both his service to GBC's audit committee and in his charitable service has been of great value in chairing our Audit Committee.

          Thomas Kroeger, Director since 2009. Mr. Kroeger, age 64, is President of Spencer Alexander Associates, which provides management consulting and executive recruiting services. Spencer Alexander Associates is affiliated with Howard & O'Brien Associates, a retained executive search firm. He is also a member of the Operating Council of Kirtland Capital Partners, a private equity firm and currently serves as a director of Precision Dialog Holdings LLC. Previously, Mr. Kroeger has served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc., and The Sherwin-Williams Company. In each of these positions he also was a member of the executive committee. We believe Mr. Kroeger's qualifications to serve on the Board of Directors include his extensive background in talent management, which brings an important perspective to board discussions on human resource matters, as well as his prior experience in the office products industry.

          Michael Norkus, Director since 2009. Mr. Norkus, age 66, is President of Alliance Consulting Group, a business strategy consulting firm. Prior to founding Alliance Consulting Group in 1986, Mr. Norkus was Vice President and Director of The Boston Consulting Group, where he served for 11 years. Mr. Norkus also currently serves as a director of Genesee & Wyoming, Inc. and until February, 2011 served as a director of Overland Storage, Inc. since 2004. We believe Mr. Norkus' qualifications to serve on the Board of Directors include his service as a director of other publicly held companies, his international business experience and his more than three decades of global business consulting experience in the disciplines of corporate strategy, marketing, and new product development.

          E. Mark Rajkowski, Director since 2012. Mr. Rajkowski, age 54, has been Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation since 2004. He began his career with PricewaterhouseCoopers LLP in 1981, last serving as the managing partner for the Upstate New York Technology Industry Group. In 1998, he joined the Eastman Kodak Company as corporate controller, and in 2001 he became vice president, finance. In 2003, he was named chief operating officer of Kodak's Consumer Digital Business, and subsequently became vice president and general manager, worldwide operations, Digital & Film Imaging Systems. He joined MeadWestvaco in August 2004. He was a director of Performance Technologies, Inc. and Chairman of its Audit Committee until May 2011. We believe Mr. Rajkowski's qualifications to serve on the Board of Directors include his extensive financial and accounting background, his management and executive experience at publicly held firms, and his direct knowledge of Mead C&OP.

          Sheila G. Talton, Director since 2010. Sheila G. Talton, age 60, is President of SGT, Ltd., a firm that provides strategy and technology consulting services in global markets in the financial services, healthcare and technology business sectors. Until July, 2011, she was the Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer, supplier and servicer of Internet Protocol (IP)-based networking and other products related to the communication and information technology industry, and had held that position since 2008. From 2004 to 2008, she was Vice President of Cisco System's Advisory Services Consulting Practice. Prior to joining Cisco Ms. Talton served in multiple roles at EDS, including as President of their Business Process Innovation Global Consulting Practice. She is currently a director of Wintrust Financial Corporation and also has extensive experience working on the boards of charitable organizations. She has served as a Congressional Appointee in the U.S. White House Women's Business Council. We believe Ms. Talton's qualifications to serve on the ACCO Brand's Board of Directors include her extensive global operations experience and her further experience as a successful business leader and entrepreneur in the IT industry. ACCO Brands believes these experiences are highly valuable given the global nature of the Company's business and the importance of information technology to our operations.

          Norman H. Wesley, Director since 2005. Mr. Wesley, age 63, is retired. He served as Chairman of the Board of Fortune Brands, Inc., from December, 1999 until September, 2008, and Chief Executive Officer of Fortune Brands from December, 1999 until January, 2008. Mr. Wesley currently serves as a director of Fortune Brands Home & Security, Inc., Acuity Brands, Inc. and Green Mountain Coffee Roasters, Inc. He has formerly served as a director of R.R. Donnelley & Sons Company from 2001 to 2008 and Pactiv Corporation from 2001 to 2010 until its acquisition by Reynolds Group Holdings. We believe Mr. Wesley's qualifications to serve on the Board of Directors include his extensive experience in the office products industry, including his experience as President of the Company's predecessor while it was a wholly-owned subsidiary of Fortune Brands, Inc., his prior experience as chief executive officer at a publicly held company, and his service on other boards of directors of publicly held firms.

          During 2012, there were six meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board of Directors and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to ACCO Brands.

 CORPORATE GOVERNANCE

          The Board of Directors has adopted Corporate Governance Principles to assist it in the exercise of its responsibility to oversee the performance of the Company's management for the benefit of the Company's stockholders and the maximization of stockholder value. These principles, along with the charters of the Board's committees and other key policies and practices of the Board of Directors, are intended to provide a framework for the governance of the Company.

Director Independence

          The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Governance Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain standards to assist the Board of Directors in determining director independence. The Corporate Governance Principles provide that a director will be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Corporate Governance Principles provide that under no circumstances will a director be considered independent if:

            (a)     the director is a current employee of the Company or any of its subsidiaries, or has an immediate family member who is a current executive officer of the Company or any of its subsidiaries;

            (b)    the director is a former employee, or any immediate family member is a former executive officer, of the Company or its subsidiaries, until three years after the employment has ended;

            (c)     the director (1) is a current partner or employee of the firm that is the Company's internal or external auditor; (2) has been within the last three years, or has an immediate family member that has been within the last three years, a partner or employee of such firm and worked on the Company's audit during that time; or (3) has an immediate family member who is currently, or within the last three years has been, an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

            (d)    the director or an immediate family member has been within the last three years employed as an executive officer of another company where any of the Company's present executive officers serves or has served at the same time on that company's compensation committee;

            (e)     each year the director or any immediate family member receives, or in any twelve month period within the last three years has received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service); and

            (f)     the director is a current employee, or any immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company's consolidated gross revenues.

          Each member of the Board of Directors and each director nominee, other than Messrs. Elisman and Keller, has been determined by the Board of Directors to be independent as defined in the Corporate Governance Principles and in accordance with NYSE independence requirements.

          In reaching this conclusion as it relates to Messrs. Buzzard and Rajkowski, the Board considered the Transition Services Agreement (the "Transition Services Agreement"), which was entered into between the Company and MWV in connection with the May 1, 2012 acquisition by the Company of the Mead C&OP business from MWV (the "Mead C&OP Merger"). Messrs. Buzzard and Rajkowski are executive officers of MWV. Under the Transition Services Agreement, MWV provided a range of transitional services including information technology, laboratory and product stewardship, sourcing and supply chain, bookkeeping, clerical and administrative, cash management and operations services during 2012. After considering all the facts and circumstances related to the Transition Services Agreement, the Board of Directors concluded that its existence did not impair Messrs. Buzzard's and Rajkowski's independence.

          Mr. Jenkins currently serves as the Presiding Independent Director and presides at all executive sessions of the non-employee directors and the independent directors. Executive sessions of non-employee directors are typically held at every regularly scheduled meeting of the Board of Directors. In 2012, each regularly scheduled quarterly Board meeting included a non-employee director executive session.

Stockholder Communication

          The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman of the Board or the Office of the Corporate Secretary, Four Corporate Drive, Lake Zurich, Illinois 60047. Stockholders and other interested parties who wish to communicate with the non-employee or independent directors, any individual director or the Presiding Independent Director should direct their communication to the Office of the Corporate Secretary at the address above. The Corporate Secretary will forward any communications intended for the full Board of Directors, for the non-employee directors as a group, for the independent directors as a group or for the Presiding Independent Director to Mr. Jenkins. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

          We do not have a formal policy requiring members of the Board of Directors to attend stockholder annual meetings, although all directors are expected to attend. All of our current directors attended the 2012 Annual Meeting.

Board of Directors' Leadership Structure

          Since October, 2008 , the Company has been led by Mr. Keller in his role as our Chairman and Chief Executive Officer. With the appointment of Mr. Elisman as Chief Executive Officer effective March 31, 2013, the role of Chairman and Chief Executive Officer will be split, with Mr. Keller continuing to serve the Company as Executive Chairman.

          During Mr. Keller's tenure as Chairman and Chief Executive Officer, we believed that having a single leader for the Company in a combined role was seen by our customers, business partners,

investors and the other stakeholders as providing the strong, unified leadership that was necessary given the difficult business environment experienced in our industry during this time period and was, in our view, in the Company's best interests. In addition, Mr. Keller's dual role was appropriately balanced by the roles of the Presiding Independent Director and the Board of Directors' principal committees as further described below.

          As the Company has evolved, particularly following the Mead C&OP Merger, separating the role of Chairman and Chief Executive Officer was seen as a positive step that was primarily driven by the Board of Directors' desire to have Mr. Elisman assume responsibility as the Company's Chief Executive Officer. We believe that separating the two roles will enable Mr. Elisman to focus his attention on his new responsibilities as Chief Executive Officer while Mr. Keller's continued leadership of the Board of Directors will support a smooth transition of executive leadership of the Company. Additionally, Mr. Keller's continued service as a director intimately familiar with the Company's overall business and its short and long-term strategies is extremely valuable to the Company. As Chief Executive Officer, Mr. Elisman will report directly to the Board of Directors. In his new role as Executive Chairman, Mr. Keller will focus on the Company's longer term strategic initiatives.

          Although the roles of Chairman and Chief Executive Officer will be separated, since Mr. Keller is not independent, we will continue to have a Presiding Independent Director who presides at meetings of all non-employee directors in executive session. This allows directors to speak candidly on any matter of interest, without the Executive Chairman, the Chief Executive Officer or other members of management present. Mr. Jenkins has been the Board of Directors' Presiding Independent Director since October, 2008. Mr. Jenkins will continue to work closely with Messrs. Keller and Elisman in establishing the agenda for each meeting of Board of Directors and act as a conduit for contact between Messrs. Keller and Elisman and the other directors. The Presiding Independent Director, although not required to do so, also endeavors to attend as many Board committee meetings as possible.

          Further, we view the independent members of our Board of Directors and the three principal standing Board committees as continuing to provide appropriate oversight and an effective balance to our Executive Chairman and our Chief Executive Officer roles. For information regarding the roles and responsibilities of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, see "Corporate Governance – Committees". The Executive Chairman and the Chief Executive Officer do not serve on any of our standing committees and, as discussed in more detail below, the entire Board of Directors is actively involved in overseeing our risk management. See "Corporate Governance – Risk Oversight". We believe the independent composition of our principal Board committees, together with the Presiding Independent Director function, provides balanced leadership and consistent, effective oversight of our management and our company.

Risk Oversight

          Our entire Board of Directors is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board of Directors include consideration of the challenges and risks to our business, and the Board of Directors and management actively engage in discussion on these topics. At least annually, the Board of Directors reviews management's long-term strategic plans and the risks associated with carrying out those plans. The report for that strategic review is compiled by senior management and approved by the Chief Executive Officer.

          In addition, each of our Board committees considers risk within its area of responsibility. Our Audit Committee oversees financial risk and reviews at least annually the risk factors enumerated in the Company's periodic reports that are filed with the SEC. In addition, it discusses legal and compliance matters and assesses the adequacy of our risk-related internal controls over financial reporting and disclosure controls. The Audit Committee also periodically requests management to address specific risk issues at its meetings. Our Governance Committee periodically reviews our Board committees' structure and charters to ensure appropriate oversight of risk.

          Likewise, our Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for profitability and growth without undue risk taking. It also annually meets with the Company's pension plan trust investment advisor to review the investment performance and risks associated with the Company's pension plans. Our Compensation Committee has reviewed and discussed with management the issue of risk as it relates to our compensation program and practices and does not believe our compensation programs and practices encourage excessive or inappropriate risk-taking or are reasonably likely to have a material adverse effect on the Company for, at least, the following reasons:

  •
  Our executive compensation plans include both fixed and performance-based compensation. While our total compensation is weighted toward performance-based incentives, which we believe encourage the creation of sustainable stockholder value through the achievement of the Company's long-term profitability and growth goals, we believe the fixed portion of compensation is large enough to provide a steady income regardless of the Company's stock price and financial performance so that executive compensation is not entirely performance-based, which could encourage unnecessary or excessive risk taking.

  •
  Our performance-related targets apply in the same way to our executive officers and other eligible employees. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person's position in the Company.

  •
  While incentive award performance metrics may vary by business unit, all executive officers and other eligible employees have a portion of their incentive measured on Company-wide performance. Each business unit's performance stretch target is similar and designed based on business unit profitability so, for example, an employee in our most profitable business line is not encouraged to take more risk than someone in a less profitable business unit.

  •
  We capped our maximum annual incentive opportunity at two times target for 2012, which we believe also mitigates excessive risk taking. This cap has been reduced to one and one-half times target for 2013. Conversely, we have a performance "gate" that must be attained before annual incentive payments may be earned and paid. We cap our long-term performance-based incentive opportunity at one and one-half times target. Even if the Company dramatically exceeds its performance targets, performance-based incentive payments are limited.

  •
  Our internal control over financial reporting includes controls over the measurement and calculation of earnings that are designed to mitigate the risk of manipulation by any employee, including our executive officers.

  •
  Our employees are encouraged to report up to the Company's Director of Internal Audit, General Counsel or Audit Committee through a confidential "whistle-blower" hot line in the event they become aware of any internal financial reporting irregularities.

  •
  We have a clawback and recoupment policy applicable to all executive officers that is intended to further deter excessive or inappropriate risk taking.

          For more information on our executive compensation policies and plans, see "Compensation Discussion and Analysis – Executive Compensation Philosophy" and "Compensation Discussion and Analysis – Executive Compensation Mix".

Committees

          The Board of Directors has established an Audit Committee, a Compensation Committee and a Governance Committee, each of which operates pursuant to a written charter that is available on our website (www.accobrands.com). The Company also has an Executive Committee which consists of Messrs. Keller (Chairperson), Jenkins and Wesley. The Executive Committee has all the power and authority of the Board of Directors except for specific powers that by law must be exercised by the entire Board of Directors.

Audit Committee
Members
The members of the Audit Committee are Mr. Hargrove (Chairperson), Ms. Dvorak and Messrs. Jenkins, Norkus and Rajkowski. Each member meets the independence standards of our Corporate Governance Principles and the NYSE and the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Each member meets the financial literacy requirements of the NYSE and has been determined by the Board of Directors to be an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.
Number of Meetings Last Year	Nine
Primary Functions
Oversees (1) the integrity of our financial statements and our accounting and financial reporting processes, (2) the independence and qualifications of our independent auditors, (3) the performance of the independent auditors and our internal audit function, and (4) our compliance with legal and regulatory requirements. As part of its responsibilities, the Audit Committee, among other things:

•

retains and oversees an independent, registered public accounting firm to serve as the Company's independent auditors to audit our financial statements and monitors the independence and performance of our independent auditors;

• approves the scope of audit work and reviews reports and recommendations of our independent auditors;
• reviews the annual internal audit plan and reports and updates on the results of internal audit work;
• reviews internal audit staffing levels and qualifications and annual expense budgets;

• pre-approves all audit and non-audit services provided by our independent auditors in accordance with policies and procedures established and maintained by the Audit Committee;
• reviews and discusses with management our financial statements and quarterly and annual reports to be filed with the SEC and our earnings announcements and related materials;

•

reviews and discusses with management the adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting, including any significant deficiencies or changes in internal controls;

• discusses with our independent auditors our annual and quarterly financial statements;
• reviews our policies regarding financial risk assessment and risk management;
• establishes and oversees procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters; and
• reviews and approves (or ratifies where appropriate) certain categories of related-party transactions.
Compensation Committee
Members
The members of the Compensation Committee are Messrs. Wesley (Chairperson), Bayly, Kroeger and Ms. Talton. Each member meets the independence standards of our Corporate Governance Principles and the NYSE as well as qualifies as a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").
Number of Meetings Last Year	Five
Primary Functions
Oversees compensation and benefit programs for our executive officers and other members of senior management with a view towards attracting, motivating, and retaining high quality leadership and compensating those individuals in a manner that is aligned with stockholders' interests, consistent with competitive practices, commensurate with performance and in compliance with the requirements of appropriate regulatory bodies. As part of its responsibility the Compensation Committee, among other things:
• establishes the Company's compensation philosophy;

• annually reviews and recommends to the Board of Directors the compensation of our Chief Executive Officer and evaluates his performance against goals established by the Compensation Committee;
• establishes and approves (or in the case of our Executive Chairman, recommends for approval by the Board of Directors) the compensation for our other executive officers;

•

administers, reviews and exercises the Board of Directors' authority with respect to benefit, equity-based, and annual and long-term incentive compensation plans of the Company, determines and approves, or recommends for approval, grants of awards under such plans to executive officers and delegates, at its discretion, to the Chief Executive Officer the authority to grant equity-based and incentive awards to non-executive employees;

•

exercises the Board of Directors' authority with respect to the oversight and, where applicable, administration of the Company's health and benefit and defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan;

•

exercises the Board of Directors' authority with respect to employment, compensation, severance and change-in-control arrangements or agreements with executive officers, and, if applicable, other key employees as it may determine, and oversees management's administration of such agreements or arrangements;

• oversees the succession planning processes for executive officers and assists the Board of Directors in establishing such processes for our chief executive officer;
• oversees risk management with respect to the Company's compensation policies and practices; and
• establishes and reviews guidelines requiring our executives and other officers to maintain certain levels of stock ownership in the Company.
Corporate Governance and Nominating Committee
Members
The members of the Governance Committee are Messrs. Norkus (Chairperson), Buzzard and Kroeger and Ms. Dvorak and Ms. Talton. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.
Number of Meetings Last Year	Five

Primary Functions	Develops and oversees the Company's corporate governance policies and provides advice with respect to corporate governance, the rights and interests of stockholders and the organization, evaluation and function of the Board of Directors and its committees. The Governance Committee also identifies, reviews and recommends candidates for election to the Board of Directors and its committees. As part of its responsibility, the Governance Committee, among other things:
• annually reviews and recommends changes to the Company's corporate governance principles;
• reviews and provides recommendations with respect to the composition and structure of the Board of Directors and the duties, powers, composition and structure of Board committees;

•

establishes and reviews criteria relating to the qualifications, candidacy, service and tenure of directors and the procedures for the consideration of director candidates recommended by the Company's stockholders;

• identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;
• recommends independent directors for membership on the Board's principal standing committees and on other committees that may be established by the Board of Directors;
• manages the annual performance review process of the Board of Directors and Board committees;
• annually reviews and makes recommendations regarding compensation arrangements for non-employee directors;
• administers the Company's non-employee director deferred compensation plan;
• develops, recommends and periodically reviews the non-employee director stock ownership guidelines; and
• oversees management's administration of the Company's corporate social responsibility and sustainability programs.

Nomination Process and Criteria for Nominee Selection

          In identifying and evaluating director candidates for recommendation as nominees to the Board of Directors, the Governance Committee will determine, among other things, whether there are any evolving needs of the Board of Directors and the Company that require a director with particular expertise or experience to fill that need. The Governance Committee may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board of Directors at that time. The Chairperson of the Governance Committee and some or all of the members of the Governance Committee will interview potential candidates that are deemed appropriate. If the Governance Committee determines that a potential candidate meets the needs of the Board of Directors, has the qualifications, and meets the standards set forth in the Company's Corporate Governance Principles and as further described below, it will vote to recommend to the Board of Directors the nomination of the candidate.

          The Governance Committee believes that it is necessary for our directors to possess a considerable amount of business management and educational experience, be able to exercise sound judgment as well as meet other criteria established by the Governance Committee pursuant to the Corporate Governance Principles. In addition to considering the evolving needs of the Board of Directors and the Company, the Governance Committee generally will consider issues of judgment, diversity, background, stature, public service, conflicts of interest, integrity, ethics and ownership of Company stock, as well as the level of commitment to the goal of maximizing stockholder value and the ability and the willingness to devote sufficient time to service on the Board of Directors and to the affairs of the Company. The Company does not have a specific policy regarding diversity. In considering candidates for the Board of Directors, the Governance Committee considers the entirety of each candidate's credentials in the context of the Governance Committee's criteria. With respect to the nomination of continuing directors for re-election, the individual's past contributions to the Board of Directors are also considered.

          The policy of the Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Governance Committee. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Corporate Secretary of ACCO Brands Corporation at Four Corporate Drive, Lake Zurich, Illinois 60047. Recommendations must include the proposed nominee's name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Governance Committee will then consider the candidate and the candidate's qualifications. The Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination and may interview the candidate if the Governance Committee deems the candidate to be appropriate. The Governance Committee may use the services of a third-party search firm to provide additional information about the candidate in determining whether to make a recommendation to the Board of Directors.

          The Governance Committee's nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Governance Committee under our Corporate Governance Principles. Stockholders seeking to nominate persons for election to our Board of Directors must comply with our procedures for stockholder nominations described under the section captioned "Submission of Stockholder Proposals and Nominations".

Compensation Committee Interlocks and Insider Participation

          All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

          Our directors and executive officers are subject to Section 16 of the Exchange Act, which requires them to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by the Company indicate that all directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2012, except for one late Form 4 filing for Mr. Jenkins, and one late Form 5 filing for Mr. Wesley, both due to an administrative oversight, and late Form 4s for each of Messrs. Anderson, Elisman, Fenwick, Franey, Keller, O'Neill, Tedford and Shortt reporting the accrual of performance stock units that were earned during 2010 and 2011.

TRANSACTIONS WITH RELATED PERSONS

          The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company's Code of Business Conduct and Ethics, it is the Company's preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company's directors or executive officers or any of their immediate family members had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee has also directed the Company's General Counsel and internal audit department to review the Company's compliance with this policy on at least an annual basis.

          During 2012, the Company was not involved in any transaction of the type the Audit Committee would need to review.

2012 DIRECTOR COMPENSATION

          Cash Compensation.    Each non-employee director of ACCO Brands is paid an annual retainer of $63,000 for services as a director and receives an attendance fee of $1,500 for each meeting of the Board of Directors attended and for attendance at each meeting of a Board committee on which such director serves. Effective May, 2012, Committee chairpersons receive additional annualized fees totaling $20,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Governance Committee. In addition, the Presiding Independent Director is paid an annual fee of $25,000. The retainers paid to Committee chairpersons and the Presiding Independent Director were increased in May, 2012.

          Insurance.    Directors traveling on Company business are covered by our business travel accident insurance policy which generally covers all of our employees and directors.

          Travel Expenses.    We reimburse our directors for travel and other related expenses incurred in connection with their service as a director.

          Equity-based Compensation for Non-employee Directors.    Each non-employee director receives a annual grant of restricted stock units ("RSUs") under the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan (the "Incentive Plan") with a fair market value as defined in the Incentive Plan of $90,000. Non-employee directors appointed to the Board of Directors other than at an annual meeting receive a pro-rata portion of such amount based on the time between that date of appointment and the date of the next annual meeting.

          Under the terms of the Incentive Plan and each individual director's RSU award agreement, each RSU represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. The payment of all RSUs to non-employee directors is deferred under our Deferred Compensation Plan for Directors ("Deferred Plan"), which provides that such awards are payable within 30 days after the conclusion of service as a director or immediately upon a change-in-control of ACCO Brands. Directors holding deferred RSUs are credited with additional RSUs based on the amount of any dividend that may be paid by ACCO Brands.

          The value of the annual RSU grant was increased from $73,500 in May, 2012. In addition, beginning in 2013, non-employee directors who have attained the minimum ownership requirement under our Director Stock Ownership Guidelines will have the option of receiving their equity award in shares of the Company's common stock.

          Upon filing a timely election, a director may elect to defer the cash portion of his or her compensation under the Deferred Plan. In such an event the director may choose to have his or her deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of ACCO Brands' common stock. The balance in a phantom stock unit account, upon the conclusion of service as a director or upon a change-in-control, will be paid to the director in either a lump-sum cash distribution or a lump-sum distribution of shares of ACCO Brands' common stock, as the director may elect. The balance in a phantom fixed income account, upon the conclusion of service as a director or upon a change-in-control, would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2012, none of the directors elected to defer any of their cash compensation. As of December 31, 2012, none of the directors had a balance in the phantom stock unit or phantom fixed income unit account under the Deferred Plan.

          Director Compensation Table. The following table sets forth the amount of cash, equity and aggregate compensation paid to non-employee members of our Board of Directors in 2012. "All Other Compensation" includes compensation previously deferred under the Deferred Plan, which was distributed in 2012 as a result of the Mead C&OP Merger.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value ($)(2)	All Other Compensation ($)(3)	Total
George V. Bayly	76,500	90,000		391,889	558,389
James A. Buzzard	51,375	90,000		—	141,375
Kathleen S. Dvorak	91,500	90,000		220,443	401,943
G. Thomas Hargrove	102,000	90,000		757,474	949,474
Robert H. Jenkins	106,250	90,000		520,212	716,462
Thomas Kroeger	85,500	90,000		249,194	424,694
Michael Norkus	99,000	90,000		249,194	438,194
E. Mark Rajkowski	52,875	90,000		—	142,875
Sheila G. Talton	85,500	90,000		220,443	395,943
Norman H. Wesley	92,250	90,000	46,000	391,889	620,139
(1)
The amounts represent the grant date fair value of RSUs determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in Note 6 to the Company's consolidated financial statements, which is included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.
(2)
The amount represents the aggregate change in the actuarial present value of Mr. Wesley's pension benefits that accrued during his tenure with a predecessor to the Company. The amount is computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statements, and is assumed to be payable at age 65. The interest rate assumption is 4.20%. The mortality table assumption for the ACCO Pension is the 2012 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Code for healthy lives.
(3)
The amounts represent payments of previously deferred compensation resulting from the Mead C&OP Merger, which constituted a change-in-control under Section 409A of the Code as well as the terms of the Deferred Plan which contain similar definitions of change-in-control. As provided under Section 409A and the Deferred Plan, all deferred RSUs, as well as balances held by Messrs. Hargrove and Jenkins in their phantom stock unit accounts in the Deferred Plan, were paid to the directors following the occurrence of such deemed change-in-control on May 1, 2012. The value of all deferred RSUs was calculated on May 1, 2012 using the average high and low Company stock price, equating to $11.93 per share, as provided in the Incentive Plan, and was distributed in the form of shares of common stock of the Company. Balances in the phantom stock unit accounts were calculated on May 1, 2012 using the closing price of the Company's common stock of $11.00 per share, as provided in the Deferred Plan. The value of the phantom stock unit accounts of Messrs. Hargrove and Jenkins as of May 1, 2012 were $365,585 and $177,034, respectively. Mr. Hargrove elected to receive the payout of his phantom stock units in cash. Mr. Jenkins received shares of the Company's common stock.

          The aggregate number of RSUs held by each non-employee director in the Deferred Plan as of December 31, 2012 was as follows:

Director	Number of RSUs
George V. Bayly	8,746
James A. Buzzard	8,746
Kathleen S. Dvorak	8,746
G. Thomas Hargrove	8,746
Robert H. Jenkins	8,746
Thomas Kroeger	8,746
Michael Norkus	8,746
E. Mark Rajkowski	8,746
Sheila G. Talton	8,746
Norman H. Wesley	8,746

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item 2)

          The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending December 31, 2013. During 2012 KPMG served as the Company's independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (proxy Item 2):

          "RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for this Company for the year 2013 is ratified."

          A member of KPMG is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

          The Board of Directors recommends that you vote FOR Proxy Item 2.

Report of the Audit Committee

          The Audit Committee is composed of directors that are "independent" as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm for 2012, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company's internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the Company's audited financial statements for the year ended December 31, 2012 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2012 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

          The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380). In addition, the Audit Committee has discussed with KPMG the firm's independence from the Company, including the matters in the letter provided to the Audit Committee by KPMG regarding the firm's communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor's independence.

          The Audit Committee discussed with KPMG the overall scope and plans for their integrated audit. The Audit Committee meets with KPMG, with and without management present, to discuss the results of the firm's examinations, its evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

          Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Members of the Audit Committee:
G. Thomas Hargrove (Chairperson) Kathleen S. Dvorak Robert H. Jenkins Michael Norkus E. Mark Rajkowski

          This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

          Our independent registered public accounting firm for the 2011 and 2012 fiscal years was KPMG LLP. The following table summarizes the fees paid or payable by ACCO Brands to KPMG for services rendered during 2011 and 2012 respectively:

	2011	2012
Audit Fees	$2,376,000	$3,660,000
Audit-related fees	—	149,000
Tax fees	237,000	974,000
All other fees	535,000	250,000

Total	$3,148,000	$5,033,000

          Audit fees include fees for the audit of our annual financial statements, the review of the effectiveness of the Company's internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. The audit-related fees for 2012 include amounts related to the Company's registration statement for shares issued in connection with the Mead C&OP Merger. The tax services provided in both 2011 and 2012 primarily involved domestic and international tax compliance work and tax planning and in 2012 also included substantial restructuring associated with the Mead C&OP Merger. Other fees for 2011 and 2012 were related primarily to financial and tax due diligence associated with the Mead C&OP Merger.

Approval of Audit and Non-Audit Services

          All audit and non-audit services provided to the Company by KPMG are approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm's independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee's pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to the Company under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company's pre-approval policies and procedures.

 CERTAIN INFORMATION REGARDING SECURITY HOLDERS

          The table below sets forth the beneficial ownership of the Company's common stock as of March 15, 2013 by the following individuals or entities:

  •
  each person known to us that owns more than 5% of the outstanding shares of the Company's common stock;

  •
  each of our directors and named executive officers; and

  •
  all directors and executive officers of the Company as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 15, 2013, 113,516,528 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to employee stock options or SSARs held by that person that are exercisable on or before May 14, 2013 (within 60 days after March 15, 2013) are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent
Wellington Management Company, LLP	14,583,046	—	—	14,583,046	12.9%
280 Congress St. Boston, MA 02110(3)
BlackRock, Inc.	12,449,533	—	—	12,449,533	11.0%
40 East 52nd St New York, NY 10022(4)
Wells Fargo & Company	8,243,609	—	—	8,243,609	7.3%
420 Montgomery St. San Francisco, CA 94104(5)
The Vanguard Group	5,931,021	—	—	5,931,021	5.2%
100 Vanguard Boulevard Malvern, PA 19355(6)
Wells Capital Management Incorporated	5,732,143	—	—	5,732,143	5.1%
525 Market St., 10th Floor San Francisco, CA 94105(7)
Wellington Trust Company, NA	5,679,940	—	—	5,679,940	5.0%
c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210(8)

	Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options and SSARs(1)	Number of Shares Subject to RSUs(2)	Total	Percent
George V. Bayly	52,849	—	8,746	61,595	*
James A. Buzzard(9)	63,105	—	8,746	71,851	*
Kathleen S. Dvorak	18,478	—	8,746	27,224	*
G. Thomas Hargrove	112,849	—	8,746	121,595	*
Robert H. Jenkins	56,860	—	8,746	65,606	*
Robert J. Keller(10)	331,067	278,620	—	609,687	*
Thomas Kroeger(11)	12,188	—	8,746	20,934	*
Michael Norkus	72,888	—	8,746	81,634	*
E. Mark Rajkowski(12)	49,512	—	8,746	58,258	*
Sheila G. Talton	11,500	—	8,746	20,246	*
Norman H. Wesley(13)	62,520	—	8,746	71,266	*
Boris Elisman(10)	32,230	249,199	—	281,429	*
Neal V. Fenwick(14)	133,498	317,057	—	450,555	*
Christopher M. Franey(10)	10,889	128,847	—	139,736	*
Neil A. McLachlan(15)	15,632	—	—	15,632	*
All directors and executive officers as a group (20 persons)(10)	1,194,888	1,232,174	87,460	2,514,522	2.2%
*
Less than 1%
(1)
Indicates the number of shares of common stock issuable upon the exercise of options or SSARs exercisable on or before May 14, 2013 (within 60 days after March 15, 2013).
(2)
Indicates the number of shares subject to vested RSUs and RSUs that vest on or before May 14, 2013 (within 60 days after March 15, 2013). For members of our Board of Directors, these units represent the right to receive one share of common stock upon cessation of service as a member of the Board of Directors or a change-in-control of the Company.
(3)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013 by Wellington Management Company, LLP. Wellington Management Company, LLP does not have sole dispositive power over any of the shares, has shared voting power over 12,131,531 of the shares and has shared dispositive power over all of the shares.
(4)
Based solely on a Schedule 13G/A filed with the SEC on January 9, 2013 by BlackRock, Inc. which has sole voting and dispositive power over all of the shares.
(5)
Based solely on a Schedule 13G/A filed with the SEC on January 30, 2013 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. Of these shares, Wells Fargo & Company has sole voting and dispositive power over 98,284 shares, shared voting power over 7,164,573 shares, and shared dispositive power over 11,180,866 shares.
(6)
Based solely on a Schedule 13G/A filed with the SEC on February 20, 2013 by The Vanguard Group. Of these shares, The Vanguard Group has sole voting power over 166,535 shares, sole dispositive power over 5,769,186 shares, and shared dispositive power over 161,835 shares.
(7)
Based solely on a Schedule 13G/A filed with the SEC on January 30, 2013 by Wells Capital Management Incorporated. Wells Capital Management Incorporated does not have sole dispositive power over any of the shares, has shared voting power over 2,579,788 shares and shared dispositive power over 5,732,143 shares.
(8)
Based solely on a Schedule 13/G filed with the SEC on February 14, 2013 by Wellington Trust Company, NA which has shared voting power and shared dispositive power over all of the shares.
(9)
Includes 4,913 shares owned by Mr. Buzzard through MWV's 401(k) plan and 18,976 share units held in MWV's deferred compensation plan as of January 31, 2013.
(10)
Includes 22,304, 2,998, 792 and 90,045 shares owned by Messrs. Keller, Elisman and Franey, and shares owned by all directors and officers as a group, respectively, through the Company's and MWV's 401(k) plans as of January 31, 2013.
(11)
Mr. Kroeger shares voting and dispositive powers over 12,188 shares with his wife, as co-trustees of a family trust.
(12)
Includes 1,195 shares owned by Mr. Rajkowski through MWV's 401(k) plan as of January 31, 2013; 3,116 share units held in MWV's deferred compensation plan as of January 31, 2013; and 29,537 shares owned by Mr. Rajkowski's wife.
(13)
Includes 38,520 shares held in trust for the benefit of Mr. Wesley's children over which Mr. Wesley exercises investment control.
(14)
Includes 21,479 shares owned by Mr. Fenwick through the Company's 401(k) plan as of January 31, 2013; 2,500 shares held by Mr. Fenwick's wife; and 1,000 shares held for the benefit of his children.
(15)
Includes 1,559 shares owned by Mr. McLachlan through MWV's 401(k) plan and 1,923 share units held in MWV's deferred compensation plan as of January 31, 2013.

Executive Officers of the Company

          The following sets forth certain information with regard to our executive officers as of March 22, 2013.

Mark C. Anderson, age 51

  •
  2007 - present, Senior Vice President, Corporate Development
  •
  Joined the Company in 2007

Boris Elisman, age 50

  •
  2010 - present, President and Chief Operating Officer
  •
  2008 - 2010, President, ACCO Brands Americas
  •
  2008 - 2008, President, Global Office Products Group
  •
  2004 - 2008, President, Computer Products Group
  •
  Joined the Company in 2004
  •
  On March 31, 2013, will succeed Robert J. Keller as Chief Executive Officer and will join the Board of Directors.
  •
  Member of Glenwood Academy Board of Trustees

Robert J. Keller, age 59

  •
  2008 - present, Chairman and Chief Executive Officer
  •
  2004 - 2008, President and Chief Executive Officer, APAC Customer Services, Inc.
  •
  Joined the Company in 2008
  •
  On March 31, 2013, to be succeeded as Chief Executive Officer by Boris Elisman. Will remain on the Board of Directors as Executive Chairman.

Neal V. Fenwick, age 51

  •
  2005 - present, Executive Vice President and Chief Financial Officer
  •
  1999 - 2005, Vice President Finance and Administration, ACCO World
  •
  1994 - 1999, Vice President Finance, ACCO Europe
  •
  Joined the Company in 1984
  •
  Member of Northeastern Illinois University Foundation Board of Trustees

Christopher M. Franey, age 57

  •
  2013 - present, Executive Vice President and President, Computer Products Group
  •
  2010 - 2013, Executive Vice President; President, ACCO Brands International and President, Computer Products Group
  •
  2008 - 2010, President, Computer Products Group
  •
  Joined the Company in 2008

Neil A. McLachlan, age 56

  •
  2013 - present, Executive Vice President; President ACCO Brands International
  •
  2012 - 2013, Executive Vice President; President ACCO Brands Emerging Markets
  •
  1999 - 2012, President, Consumer and Office Products Group, MeadWestvaco Corporation
  •
  Joined the Company in 2012
  •
  Member of MeadWestvaco Foundation Board of Directors
  •
  Member of Children's Medical Center of Dayton Board of Trustees

Thomas P. O'Neill, Jr, age 60

  •
  2008 - present, Senior Vice President, Finance and Accounting
  •
  2005 - 2008, Vice President, Finance and Accounting
  •
  Joined the Company in 2005
  •
  Member North Shore Community Bank Board of Directors

Pamela R. Schneider, age 53

  •
  2012 - present, Senior Vice President, General Counsel and Secretary; Acting Chief Human Resources Officer
  •
  2010 - 2012, General Counsel, Accertify, Inc.
  •
  2008 - 2010, Executive Vice President, General Counsel and Secretary, Movie Gallery, Inc.
  •
  2005 - 2008, Senior Vice President, General Counsel and Secretary, APAC Customer Services, Inc.
  •
  Joined the Company in 2012

Thomas H. Shortt, age 44

  •
  2010 - present, Executive Vice President; President, Global Products
  •
  2009 - 2010, Chief Strategy and Supply Chain Officer
  •
  2008 - 2009, Management Consultant
  •
  2004 - 2008, President, Unisource Worldwide, Inc.
  •
  Joined the Company in 2009

Thomas W. Tedford, age 42

  •
  2011 - present, Executive Vice President; President, ACCO Brands U.S. Office and Consumer Products
  •
  2010 - 2011, Chief Marketing and Product Development Officer
  •
  2007 - 2010, Group Vice President, APAC Customer Services, Inc.
  •
  Joined the Company in 2010

 COMPENSATION DISCUSSION AND ANALYSIS

          The following discussion contains statements regarding future plans, performance targets and/or goals. This information is disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

          Furthermore, the discussion below includes certain non-GAAP financial measures, including "adjusted," "adjusted pro forma," and "adjusted supplemental EBITDA" financial measures. See the Reconciliation of Adjusted Results, Supplemental Business Segment Information and Reconciliation, Reconciliation of Adjusted Pro Forma Results, and Reconciliation of Pro Forma Operating Income to Adjusted Supplemental EBITDA included on pages 9-16 of Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 13, 2013 for a description of each of these non-GAAP financial measures and a reconciliation to the comparable GAAP financial measure.

          The Compensation Committee administers our Company executive compensation program. The Compensation Committee endeavors to provide a compensation program for our named executive officers that is competitive within our industry and provides a substantial emphasis on Company performance and stockholder returns. Our executive compensation program is designed to balance focus on both short and long-term goals, with direct compensation principally consisting of base salary, annual cash incentive and long-term equity awards.

          At the 2012 Annual Meeting of Stockholders, holders of 89% of the shares represented at the meeting voted to approve, in a non-binding vote, the compensation of our named executive officers. The Compensation Committee believes this affirms stockholders' support of the Company's approach to executive compensation. Accordingly, after considering the results of the advisory vote on executive compensation, the Compensation Committee determined not to implement any significant changes to our executive compensation program for 2012 in response to the vote. The Compensation Committee will continue to consider the outcome of our stockholders' annual advisory votes on executive compensation when making future compensation decisions for our named executive officers.

Executive Summary

Executive Compensation Philosophy

          Our compensation philosophy seeks to align each of our executive officer's interests with those of our stockholders by rewarding performance against established goals at the corporate and, where appropriate, business unit and regional levels. In order to attract, retain, reward and motivate high-caliber talent and management leadership, our program includes components designed to align our business strategy with increasing stockholder value. Our total compensation is weighted toward performance-based incentives, which we believe encourage the creation of sustainable stockholder value through the achievement of the Company's long-term profitability and growth goals. The Compensation Committee typically seeks to establish total compensation as well as each component of compensation at approximately the 50th percentile of compensation paid to similarly situated executives of companies reflected in a peer group. A substantial portion of our executive compensation typically is at risk. Our pay-for-performance philosophy seeks to link management and stockholder interests by creating incentive awards that balance both short-term and long-term goals and drive achievement of the Company's business objectives by tying compensation to the accomplishments of those objectives.

          The components of compensation are developed by our Compensation Committee, with the Compensation Committee's compensation consultant and our management team, and are reviewed annually to ensure alignment with the objectives of the Company's compensation philosophy. Each component serves a particular purpose and, therefore, each is considered independent of the other components.

Compensation Components
Annual Compensation	Base salary – fixed income is reviewed annually based on the Compensation Committee's assessment of the executive's performance and competitive market data.
Annual incentives – variable performance-based cash compensation earned if annual objectives established by the Compensation Committee are achieved.
Long-Term Compensation	Includes equity-based and/or cash-based incentives that can be earned by achieving sustained long-term performance anticipated to correlate with increasing stockholder value, as well as stock options and restricted stock units which encourage retention.
Benefits	The Company provides a tax-qualified defined contribution retirement plan and health and welfare plans that are the same as offered to all other salaried U.S.-based employees. In addition, all executive officers receive supplemental life and long-term disability insurance coverage and certain limited perquisites.

Our Named Executive Officers

          The following executive officers are the named executive officers whose compensation is discussed and disclosed in this Proxy Statement:

  •
  Robert J. Keller, Chairman and Chief Executive Officer
  •
  Boris Elisman, President and Chief Operating Officer
  •
  Neal V. Fenwick, Executive Vice President and Chief Financial Officer
  •
  Neil A. McLachlan, Executive Vice President; President, ACCO Brands Emerging Markets
  •
  Christopher M. Franey, Executive Vice President; President, ACCO Brands International and ACCO Brands Computer Product Group

2012 Overview

          For the 2012 fiscal year, we believe the compensation earned by our executive officers properly reflected the performance of the Company in an economic environment that continued to be challenging, especially in Europe and Australia.

          On May 1, 2012, we completed the Mead C&OP Merger, giving us a platform that provides stability in mature markets and significant growth opportunities in developing markets.

          While our operating results fell short of plan, we improved our adjusted earnings per share and generated significant cash flow which allowed us to pay down $200 million of debt following the Mead C&OP Merger, despite our debt increasing overall in connection with the Mead C&OP Merger. We were also able to achieve more than $10 million in savings from our productivity initiatives, complete the separation of our financial and other systems from MWV which allowed us to terminate most of the transition services we were receiving from MWV earlier than anticipated, and finish much of the integration work necessary to obtain the future cost synergies we anticipate from the Mead C&OP Merger.

          Net sales increased 33% in 2012 to $1.76 billion primarily due to the Mead C&OP Merger and income from continuing operations was $117.0 million or $1.22 per share, compared to $18.6 million or $0.32 per share in fiscal year 2011. On a pro forma basis, including the results of Mead C&OP for the full twelve months, sales declined 8%, more than half of which was due to declines in Europe and unfavorable foreign currency exchange rates. Our pro forma adjusted supplemental EBITDA from continuing operations declined 13% to $280 million in fiscal year 2012, which was above the minimum "gate" established under our 2012 annual incentive plan ("AIP"), but less than the threshold performance required to achieve a payout under our 2012 AIP.

          In addition, in connection with the Mead C&OP Merger, we refinanced the business at favorable rates, doubling the amount of our borrowings and extending the maturities of our debt without increasing interest expense.

          As a result of the Company's performance, no awards were earned under the 2012 AIP by Messrs. Keller, Elisman, and Fenwick. Mr. McLachlan earned a 2012 AIP award of $267,556 or 60.1% of his base salary as the legacy Mead C&OP business achieved certain performance metrics which drove a 92.5% payout. Mr. Franey also earned a 2012 AIP award equal to 6.5% of his base salary related to the performance of our Asia Pacific business. In addition, Mr. Franey was awarded a discretionary bonus equal to $54,750 for his 2012 performance. For more details on Messrs. McLachlan's and Franey's awards, see "Compensation Discussion and Analysis – Annual Compensation – Annual Incentives".

          For his performance in connection with the Mead C&OP Merger and the refinancing of the business, Mr. Fenwick received a special discretionary award valued at $190,000, half of which was paid in cash with the balance paid in the form of RSUs which cliff vest on May 15, 2015. Also in connection with the Mead C&OP Merger, Mr. McLachlan was awarded a special one-time equity grant valued at $911,105 to replace lost pension benefits and other compensation as a result of the Mead C&OP Merger. For more details regarding Mr. Fenwick's special discretionary award and Mr. McLachlan's one-time equity grant, see "Compensation Discussion and Analysis – Special Recognition Award for Mr. Fenwick" and "Compensation Discussion and Analysis – Long-Term Incentive Compensation – Equity Awards Granted in 2012".

          Finally, due to the achievement of certain working capital metrics, 50% of the Performance Stock Units ("PSUs") for the 2012 performance period in each of the 2010-2012, 2011-2013 and 2012-2014 LTIP cycles were accrued for payment to our executive officers, including our named executive officers. In addition, the 2010-2012 LTIP cycle ended and this resulted in our executive officers (including our named executive officers other than Mr. McLachlan) receiving shares of common stock in settlement of 67% of the PSUs initially granted and a cash award equal to 50% of the targeted award during the first quarter of 2013. For more information on our long-term incentive plans, see "Compensation Discussion and Analysis – Long-Term Incentive Compensation".

Discussion and Analysis

Role of our Compensation Committee

          The Compensation Committee is responsible for establishing, implementing and monitoring executive compensation and benefit programs for the Company that are in line with our pay-for-performance philosophy and objectives. The principal purpose of the Compensation Committee is to oversee an executive officer compensation program which seeks to align our executive's interests with those of our stockholders by rewarding performance against established goals, with the ultimate objective of improving stockholder value.

          At the direction of the Compensation Committee and to assist it in its review and approval process, management prepares a presentation of total compensation, "tally sheets," and other supporting data for the Compensation Committee's use when considering and determining executive compensation matters. The tally sheets provide a succinct summary of all components of each executive officer's compensation so that the Compensation Committee can analyze each component, the aggregate amount of the components and the impact of Company performance on the value of both short and long-term incentive awards.

          The Compensation Committee also annually reviews and approves the target compensation and goals for the CEO, evaluates the CEO's performance against these goals, and determines the CEO's total cash and long-term incentive compensation awards based on this evaluation. The CEO's performance and recommended compensation actions as determined by the Compensation Committee are then discussed with and approved by the Board of Directors. The Compensation Committee and the Board of Directors will continue to review the compensation actions of Mr. Keller after he transitions into his new role as Executive Chairman on March 31, 2013.

          For additional information regarding the role of our Compensation Committee, see "Corporate Governance – Committees – Compensation Committee".

Role of Our Compensation Consultant and Management

          The Compensation Committee has retained Compensation Strategies, Inc. ("CSI") as its compensation consultant and adviser on executive and director compensation and benefit matters. CSI provides competitive compensation data, analysis and guidance to the Compensation Committee which is used when reviewing and designing our overall executive and director compensation programs. During 2012, CSI provided guidance and recommendations to the Compensation Committee on executive officer and director compensation and governance matters, including the establishment of a new peer group following the Mead C&OP Merger and the CEO transition and on other compensation matters. During 2012, representatives of CSI attended four of the five Compensation Committee meetings. CSI did not perform any other services for the Company in 2012.

          The Compensation Committee also received and discussed with CSI its letter to the Compensation Committee addressing factors relevant under SEC rules in assessing whether CSI's work for the Compensation Committee has raised any conflicts of interest as well as CSI's belief that no conflict of interest exists in its role as an adviser to the Compensation Committee. After considering the information and statements provided by CSI in its letter as well as other factors and information, no conflicts of interest with respect to CSI's advice were identified by the Compensation Committee.

          Our executive management makes recommendations regarding executive compensation matters to the Compensation Committee. Management relies on CSI's advice to the Compensation Committee and also uses publicly available compensation and benefits survey data and information for making recommendations regarding executive compensation to the Compensation Committee. Management may retain other consultants to provide related competitive data and information to assist management in formulating such recommendations. These recommendations have historically focused on the Company's broad-based compensation and benefit plans, the structure and performance metrics for incentives, and compensation and benefits matters related to the Company's executive officers. However, the Compensation Committee has ultimate authority with respect to all compensation actions, plans, and programs for executive officers. Our CEO, other members of our management team and the Compensation Committee's outside advisors may be invited to attend all or portions of the Compensation Committee meetings. At these meetings, the Compensation Committee solicits the views of our CEO on compensation and benefits matters pertaining to our other executive officers. Recommendations relating to compensation and benefits matters pertaining to the CEO are made by the Compensation Committee and approved by all of the non-employee members of the Board of Directors, in each case without our CEO being present.

Peer Group

          As part of its analytical process in setting executive compensation, the Compensation Committee reviews the compensation of its executive officers in relation to compensation of executives at comparable companies. The peer group is generally reviewed on a biennial basis, most recently in 2010 and, as a result, the 2011 peer group was carried over into 2012. Peer companies considered by the Compensation Committee consisted of companies with business to business sales models, retailers and distributors in similar markets as the Company, and companies with whom the Company competes for either market share or talent in specific geographic locations. In reviewing and establishing base salaries and annual and long-term incentive programs during the first quarter of 2012, the Company used a peer group ("Peer Group") consisting of the following companies:

Avery Dennison Corporation	Hospira, Inc.	Office Depot, Inc.	Sybase, Inc.

Alberto-Culver Company	Imation Corporation	OfficeMax, Inc.	Synopsys, Inc.

Brunswick Corporation	Knoll, Inc.	Pitney Bowes, Inc.	United Stationers Inc.

Cenveo, Inc.	Lexmark International Inc.	Polycom, Inc.	Zebra Technologies Corp.

Herman Miller, Inc.	MeadWestvaco Corp.	SanDisk Corporation

HNI Corporation	Newell Rubbermaid Inc.	Steelcase, Inc.

          Following the Mead C&OP Merger, the Compensation Committee requested that CSI review and make recommended changes to our Peer Group in order to more closely reflect the post-merger market in which the Company competes for executive talent, including a focus on companies with similar market capitalization and companies with manufacturing capabilities. Effective for compensation plans beginning in 2013, a new peer group ("New Peer Group"), as reflected below, will be used in relation to compensation actions for our executive officers, and was used by the Board of Directors in reviewing and establishing the compensation for Mr. Elisman in his role as CEO beginning March 31, 2013. The New Peer Group consists of companies of comparable size as the Company following the Mead C&OP Merger in terms of revenue that have business-to-business sales models or are retailers and distributors in similar markets as the Company. The companies comprising the New Peer Group also include U.S. manufacturing companies that sell products through stores and distributors, specifically excluding chemical, heavy machinery and other non-comparable manufacturers. The Compensation Committee determined to exclude from the New Peer Group companies with whom the Company competes for talent in specific geographic locations since talented executives can be recruited from businesses across the U.S. or abroad. The New Peer Group consists of the following companies:

American Greetings Corporation	Libbey Inc.	OfficeMax, Inc.	Steelcase Inc.

Deluxe Corporation	Logitech International S.A.	Pitney Bowes, Inc.	The Toro Company

Fortune Brands Home & Security, Inc.	Masco Corporation	Polycom, Inc.	United Stationers Inc.

Herman Miller, Inc.	MeadWestvaco Corp.	SanDisk Corporation	Zebra Technologies Corp.

HNI Corporation	Newell Rubbermaid Inc.	The Scotts Miracle-Gro Company

Lexmark International Inc.	Office Depot, Inc.	Snap-on Incorporated

Executive Compensation Mix

          The Compensation Committee believes that linking pay and performance contributes to the creation of sustainable stockholder value. For the pay-and-performance link to be effective,

high-performing, experienced individuals who have proven to be strong contributors to the Company's performance should be rewarded with total compensation that falls at approximately the 50th percentile of compensation paid to similarly situated executives of the companies reflected in the Peer Group. The Compensation Committee may exercise discretion to vary these objectives in consideration of additional factors such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company's recent performance. In comparison to the Company's Peer Group and based on competitive data provided by CSI, the 2012 target total compensation for the Company's executive officers as a group was at or near the 50th percentile reflecting alignment with the Compensation Committee's overall aggregate target levels.

          Our executive compensation components are weighted toward performance-based incentives which we believe encourage the creation of sustainable stockholder value through the achievement of the Company's long-term profitability and growth goals. Though the Compensation Committee has not pre-established any weightings for the various compensation components, the Compensation Committee targets the 50th percentile of the market for each compensation component. A substantial portion of executive compensation is typically at risk. The Compensation Committee reviews the base salary and annual and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the Company's objectives for executive compensation.

          The following graphs illustrate the allocation of the principal compensation components for our named executive officers in 2012. The percentages reflect the amounts of 2012 salary and targeted annual cash incentive compensation and the long-term equity awards granted in 2012. At least 64% of these compensation components were variable and at risk for the named executive officers, other than for Mr. Keller, who had 77% of his compensation components variable and at risk. The graph for the named executive officers has been prepared on a normalized basis excluding the impact of the special recognition award for Mr. Fenwick and merger compensation arrangements for Mr. McLachlan during 2012. See "Compensation Discussion and Analysis – Special Recognition Award for Mr. Fenwick" and "Compensation Discussion and Analysis – Long-Term Incentive Compensation – Equity Awards Granted for 2012".

Annual Compensation

  Base Salaries

          In February, 2012 as part of its annual compensation review process, the Compensation Committee approved 2012 base salary increases for each of the following named executive officers:

Name	Base Salary on 1/1/2012 ($)	Effective Date of Increase	New Base Salary ($)	% Change
Robert J. Keller	786,000	04/02/12	825,000	5.0%
Boris Elisman	525,000	04/02/12	540,000	2.9%
Neal V. Fenwick	450,000	04/02/12	465,000	3.3%
Neil A. McLachlan(1)	—	05/01/12	445,000	4.4%
Christopher M. Franey	410,000	04/02/12	425,000	3.7%
(1)
Mr. McLachlan joined the Company effective May 1, 2012 as a result of the Mead C&OP Merger. His prior base salary was $426,161.

          The Company uses base salaries to recognize individual experience, knowledge, job performance and skills. Competitive base salaries allow the Company to attract high caliber management leadership and retain their on-going services by providing them with an appropriate level of financial certainty. Base salaries for executive officers are reviewed at least annually by the Compensation Committee and adjusted as deemed appropriate based on market conditions, promotions and the job performance of the individual. In determining any salary adjustment for our CEO and other executive officers, the Compensation Committee typically seeks to establish base salary levels that are, in the aggregate, at or near the 50th percentile for comparable positions at companies within the Peer Group. Regardless, the Compensation Committee may exercise discretion in setting individual base salaries higher or lower than the 50th percentile when it deems that individual performance, a promotion and/or other factors warrant such action. In particular, the Compensation Committee utilizes performance assessments by our CEO and information provided to the Compensation Committee by its compensation consultant and management to determine any adjustments to base salary.

          Based on competitive market data and a proxy pay analysis of the Peer Group, we believe the 2012 base salaries for our named executive officers range from the 25th to the 75th percentile for similar positions at companies comprising the Peer Group. Mr. Keller's increase exceeded the percentage increase for the other named executive officers as his prior salary was significantly below the 50th percentile.

  Annual Incentives

          The table below shows details regarding the 2012 AIP target and maximum award opportunities, as well as the actual 2012 AIP award amounts for each of the named executive officers.

Name	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary (200% of Target)	Target AIP Opportunity ($)	Actual AIP Award ($)	Total Award as % of Salary
Robert J. Keller	110%	220%	895,950	—	—
Boris Elisman	90%	180%	482,366	—	—
Neal V. Fenwick	65%	130%	299,625	—	—
Neil A. McLachlan	65%	130%	289,250	267,556	60.1%
Christopher M. Franey(1)	65%	130%	273,625	27,363	6.5%
(1)
Mr. Franey was also awarded a discretionary bonus equal to $54,750 for significant progress in improving the structural long-term profitability of our European business.

          The Company's AIP is designed to reward actual performance during the fiscal year against pre-established financial and operating goals, the achievement of which are within the control and influence of management and which the Compensation Committee believes contribute to the creation of sustained stockholder value. Annual incentives are structured so that awards are earned based upon performance, with above target awards for superior performance and below target or no awards for performance that falls short of established goals.

          During 2012, the Compensation Committee increased the target annual incentive award levels for both Messrs. Keller and Elisman to bring their target cash earnings opportunity closer to the 50th percentile for other similar positions at companies comprising the Peer Group and at the same time, increasing the amount of their cash compensation that is performance-based.

          For 2012, the Compensation Committee determined that all executive officers would be measured on financial metrics. The performance metric selected was the Company's 2012 reported adjusted pro forma supplemental earnings before interest, taxes, depreciation and amortization, including the operations of Mead C&OP for the full year ("Adjusted EBITDA") for all of the named executive officers other than Messrs. Franey and McLachlan. Messrs. Franey's and McLachlan's, AIP was based 20% on Adjusted EBITDA and 80% on the operating income performance of the businesses that they manage. The Compensation Committee also established a "gate" of $275 million in Adjusted EBITDA which represents the minimum Adjusted EBITDA required before any AIP award payout would be made. The Compensation Committee continues to believe EBITDA and operating income for the Company's regional businesses are key measures of the Company's ability to generate profits and positive cash flows.

          For 2012, Adjusted EBITDA was $280 million, an amount exceeding the $275 million performance "gate." However, the Company did not attain the Adjusted EBITDA incentive calculation threshold of $295 million. As a result, Messrs. Keller, Elisman and Fenwick did not receive a 2012 AIP award payment. Mr. Franey earned a portion of a his 2012 AIP award as a result of the performance of one of his business units (Asia Pacific), which represented 5% of his target AIP award opportunity, but was doubled because the performance of this business unit exceeded the maximum payout threshold. Mr. Franey's 2012 AIP award equaled 6.5% of eligible base salary earnings. The Compensation Committee also awarded Mr. Franey a $54,750 discretionary bonus for significant progress in improving the structural long-term profitability of our European business.

          As a result of the Mead C&OP Merger, Mr. McLachlan was entitled to receive an annual incentive award equal to the greater of his award under the ACCO Brands AIP, as described above, or the annual incentive award earned based on the Mead C&OP annual incentive plan and corresponding business performance metrics developed prior to the Mead C&OP Merger. Mr. McLachlan's Mead C&OP annual incentive was based 75% on the achievement of certain financial metrics focused on EBITDA, cash flow and working capital management and 25% on the successful completion of strategic initiatives including the Mead C&OP Merger. Overall 2012 Mead C&OP performance against the established metrics was slightly less than target driving a 92.5% plan payout. As a result, Mr. McLachlan received a 2012 AIP equal to 60.1% of his base salary.

Special Recognition Award for Mr. Fenwick

          On May 15, 2012, the Compensation Committee approved a special $190,000 award to Mr. Fenwick under the Incentive Plan in recognition of his performance in connection with the Mead C&OP Merger and the refinancing of all of the Company's debt. In particular, the Company was refinanced at favorable rates in which the amount of borrowings doubled while maturities were extended without increasing interest expense. Mr. Fenwick's award was paid half in cash on June 8, 2012, and half in RSUs which will vest and become non-forfeitable (with a grant date fair value of

$87,634) on May 15, 2015, provided that he has been continuously employed by the Company through such date. See "Executive Compensation – 2012 Summary Compensation Table" and "Executive Compensation — Grants of Plan-Based Awards" for more details on Mr. Fenwick's special recognition award.

Long-Term Incentive Compensation

          The Compensation Committee believes long-term incentives granted under the Incentive Plan should comprise a significant portion of an executive officer's overall compensation package. Stock-based awards are provided to motivate executive officers and eligible employees to focus their efforts on activities that contribute to the creation of sustainable stockholder value over the long-term, thus aligning their interests with those of the Company's stockholders. The Compensation Committee reviews the long-term incentive equity award mix on an annual basis to ensure that it is consistent with both current and long-term Company goals as well as the current and projected number of shares of the Company's common stock available for issuance under the Incentive Plan. The award mix is constructed to provide executives with a long-term incentive opportunity that rewards successful financial and operational performance, aligns management with stockholder interests, and provides a necessary retention element. Long-term performance-based incentives are structured to provide above-market awards for superior performance and below-market or no awards for performance that falls short of established goals.

          Pursuant to the Incentive Plan, the Company may use a variety of long-term incentive vehicles, including Non-Qualified Stock Options ("NQSOs"), incentive stock options, cash or stock-settled stock appreciation rights ("SSARs"), RSUs and PSUs, as well as short and long-term cash incentive awards. The Compensation Committee believes that a significant portion of the award mix should consist of long-term performance-based incentives ("LTIP"). The preferred mix of equity awards is 50% PSUs, 25% RSUs and 25% NQSOs to balance alignment of executive interests with the interests of the Company's stockholders while ensuring executive retention. Following is description of the terms of our PSUs and LTIP cash awards, RSUs and NQSOs:

  Performance Stock Units (PSUs) and LTIP Cash Awards.  PSUs and long-term performance-based cash incentives are awarded for a three-year performance cycle. The three-year cycle consists of three one-year performance periods each of which has specific performance metrics and targets which are determined annually by the Compensation Committee. This structure is intended to provide the Compensation Committee with greater flexibility to set meaningful performance metrics and/or targets which reflect changing economic conditions and are consistent with the Company's strategic direction and financial and business needs. Each year's grant may result in the accrual of one-third of the PSUs or cash award based on attainment of the specified performance metrics within a range of threshold to maximum performance. Participants have an opportunity to earn from 50% to 150% of their granted PSUs or performance-based cash award, with 0% for below threshold performance. PSUs and performance-based cash awards vest after completion of the three-year performance cycle provided the executive remains employed with the Company, except as otherwise provided in the Incentive Plan or award agreements.

  Restricted Stock Units (RSUs).  RSUs represent the right to receive shares of common stock of the Company and cliff vest on the third anniversary of the grant date, except as otherwise provided in the Incentive Plan or award agreements.

  Non-Qualified Stock Options (NQSOs).  NQSOs have an exercise price not less than the average of the high and low trading price of the Company's stock on the NYSE on the grant date, or the next trading day if the awards are granted on a day when the NYSE is closed. NQSOs vest in three equal installments on each of the first three anniversaries of the grant date, except as otherwise provided in the Incentive Plan or award agreements.

          The Compensation Committee has established target long-term incentive grant levels as a percentage of base salary for all executive officers, including the named executive officers. These grant levels are based on analysis of the compensation practices of the Peer Group, internal equity considerations, and the intent to maintain a compensation package that is balanced toward variable, performance-based compensation. Our CEO recommends to the Compensation Committee for approval an appropriate grant value for each executive officer, taking into account market data and executive performance. For our CEO, the Compensation Committee recommends to the Board of Directors an appropriate grant value, taking into account market data and CEO performance.

  Equity Awards Granted in 2012

          At its meeting in February 2012, the Compensation Committee, and in the case of the CEO, the Board of Directors, approved the equity awards for the named executive officers, all of which were comprised of 50% PSUs for the three-year performance cycle beginning January 1, 2012, 25% RSUs, and 25% NQSOs. The NQSOs were awarded at an exercise price of $12.17 per share ($10.19 for Mr. McLachlan on his grant date of May 15, 2012). The total target award value for each of the named executive officers was near the 50th percentile of the Peer Group for long-term incentive awards.

          In addition, Mr. McLachlan received a special one-time equity award valued at $911,105, which consisted of a $161,105 one-time true-up and a $750,000 one-time retention/pension offset grant in connection with the Mead C&OP Merger. The one-time retention/pension grant was delivered in the form of RSUs. The mix for Mr. McLachlan's remaining equity grant was the same as all other named executive officers.

          For additional information, see "Executive Compensation – Grants of Plan-Based Awards."

  LTIP Metric Performance for 2012

          Performance-based LTIP awards granted for the 2010-2012, 2011-2013 and 2012-2014 performance cycles were established with three one-year performance periods which included 2012. The performance-based awards granted in 2010 were a combination of PSUs and cash; the performance-based awards granted in 2011 and 2012 were PSUs only.

          The specific 2012 performance metrics and targets which applied to all of the named executive officers (other than Mr. McLachlan) were based 50% on the achievement of legacy ACCO revenue growth, and 25% each on two working capital metrics – twelve-month average days sales of inventory ("DSI") and twelve-month average days sales outstanding ("DSO"). These metrics are independently calculated against their respective targets. In establishing these metrics for 2012, the Compensation Committee decided to discontinue the use of cash flow as a performance measure because, while it desired management to focus on cash generation, it understood that in the likely event that the proposed Mead C&OP Merger was consummated, both the cash and accounts payable component of working capital would be difficult to measure for 2012. Accordingly, the Compensation Committee selected two components of working capital that would be measurable for the legacy ACCO business without influence from the uncertainty of the acquisition of the Mead C&OP business. In order to focus management on consistent control of working capital throughout the year, the Compensation Committee decided to measure the twelve-month average DSI and DSO.

          For Mr. McLachlan, who joined the Company as a result of the Mead C&OP Merger in 2012, the Compensation Committee established separate performance metrics. Mr. McLachlan's 2012 LTIP award was based 50% on legacy ACCO revenue growth and 50% on legacy Mead C&OP earnings before interest, taxes, depreciation and amortization ("EBITDA"), a key measure of the Mead C&OP's ability to generate profits and positive cash flows.

          The 2012 legacy ACCO revenue growth threshold of (0.8%) was not achieved. Twelve-month average DSI met threshold performance at 101 days resulting in a 50% award accrual. Twelve-month average DSO achieved maximum performance at 51.4 days resulting in a 150% award accrual. Legacy Mead C&OP EBITDA for 2012 was $154.5 million against a target of $158.8 million resulting in a 92.2% award accrual.

          The tables below show the total PSUs and performance-based cash awards accrued and vested for the 2010-2012 performance cycle for each of the named executive officers (other than Mr. McLachlan), which were settled in the first quarter of 2013. Mr. McLachlan was not an executive officer of the Company when these awards were granted in 2010.

2010-2012 Performance Stock Units
		2010	2011	2012
								Total Actual as % of PSUs Granted
Name	Total PSUs Granted	100% Cash Flow (50% Payout)	100% Cash Flow (100% Payout)	50% Revenue (0% Payout)	25% DSI (50% Payout)	25% DSO (150% Payout)	Total Actual PSU to be Settled
Robert J. Keller	65,800	10,967	21,933	—	2,742	8,224	43,866	67%
Boris Elisman	22,900	3,817	7,633	—	954	2,862	15,266	67%
Neal V. Fenwick	23,800	3,967	7,933	—	992	2,974	15,866	67%
Christopher M. Franey	18,400	3,067	6,133	—	767	2,299	12,266	67%

2010-2012 LTIP Cash
		2010	2011	2012
							Total Actual 2010-2012 LTIP Cash Payable	Total Actual as % of PSUs Granted
Name	Total LTIP Cash Granted	100% Revenue (98.8% Payout)	100% Revenue (0% Payout)	50% Revenue (0% Payout)	25% DSI (50% Payout)	25% DSO (150% Payout)
Robert J. Keller	$680,200	$224,013	$—	$—	$28,342	$85,025	$337,380	50%
Boris Elisman	$236,800	$77,987	$—	$—	$9,867	$29,599	$117,453	50%
Neal V. Fenwick	$245,400	$80,818	$—	$—	$10,225	$30,676	$121,719	50%
Christopher M. Franey	$188,900	$62,211	$—	$—	$7,871	$23,612	$93,694	50%

          The tables below show the total PSUs accrued to date for each of the named executive officers for the 2011-2013 and 2012-2014 LTIP performance cycles.

2011-2013 Performance Stock Units
		2011		2012
Name	Total PSUs Granted	50% Cash Flow (100% Payout)	50% Revenue (0% Payout)	50% Revenue (0% Payout)	25% DSI (50% Payout)	25% DSO (150% Payout)	Total PSUs Accrued to Date
Robert J. Keller	104,100	17,350	—	—	4,338	13,012	34,700
Boris Elisman	56,500	9,417	—	—	2,354	7,062	18,833
Neal V. Fenwick	37,300	6,217	—	—	1,554	4,662	12,433
Christopher M. Franey	34,000	5,667	—	—	1,417	4,249	11,333

2012-2014 Performance Stock Units
		2012
Name	Total PSUs Granted	50% Revenue (0% Payout)	25% DSI (50% Payout)	25% DSO (150% Payout)	50% MCOP EBITDA (92.2% Payout)	Total PSUs Accrued to Date
Robert J. Keller	133,911	—	5,580	16,740	N/A	22,320
Boris Elisman	55,916	—	2,330	6,990	N/A	9,320
Neal V. Fenwick	33,550	—	1,398	4,194	N/A	5,592
Neil A. McLachlan	40,297	—	N/A	N/A	6,192	6,192
Christopher M. Franey	36,075	—	1,504	4,510	N/A	6,014

Benefits

  Retirement Benefits

          All of the Company's named executive officers were participants in the Company's tax-qualified 401(k) retirement savings plan during 2012. The Company's matching contribution of 4.5% (100% match on the first 3% of an employee's contributions and 50% match on the next 3% of employee contributions) to the 401(k) plan are levels that management and the Compensation Committee consider to be market competitive and apply to all plan-participating employees, including the named executive officers. The amount of benefits provided to the named executive officers in the form of 401(k) plan contributions are described in the 2012 Summary Compensation Table and related footnotes.

          The ACCO Brands Corporate Pension Plan for Salaried and Certain Hourly Paid Employees (the "ACCO Pension") and the Company's 2008 Amended and Restated Supplemental Retirement Plan ("Supplemental Pension") were frozen in the first quarter of 2009. As a result, none of the executive officers that participate in the ACCO Pension or the Supplemental Pension have accrued any additional benefits under those plans since that time.

          In circumstances that the Compensation Committee has considered to be unique, and where it deemed such action to be in the Company's best interests, it has in the past authorized the Company to enter into supplemental retirement agreements with certain of the Company's named executive officers. No such agreements were entered into in 2012. Until June, 2012, Mr. Fenwick had a supplemental retirement agreement (the "Fenwick Retirement Agreement") with the Company that provided him a supplemental retirement benefit based on credit for his service prior to April 1, 2006 with predecessors of the Company and its then-affiliates while participating as an employee of the Company's United Kingdom subsidiary.

          During 2012, the Mead C&OP Merger constituted a change-in-control under Section 409A of the Code and the terms of the Supplemental Pension and the Fenwick Retirement Agreement, which contained substantially similar definitions of change-in-control. As provided under Section 409A and the Supplemental Pension and the Fenwick Retirement Agreement, the accrued vested benefit of each participant was paid to the participant in June 2012 in an actuarial equivalent lump sum following the occurrence of such deemed change-in-control, and the Company thereafter terminated the Supplemental Pension and the Fenwick Retirement Agreement. See "Executive Compensation – 2012 Summary Compensation Table" and "Pension Benefits".

  Health and Other Benefits

          The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees. The Company also provides certain expatriate allowances, relocation expense reimbursements and tax equalization payments to employees, including any executive officer, assigned to work outside his home country. In those situations, the Company will reimburse the employee for any personal income taxes due on those items in accordance with the Company's relocation policies in effect from time-to-time and will make tax equalization payments to the employee to ensure no greater tax burden is imposed on the employee resulting from an expatriate assignment. Mr. Franey was on an expatriate assignment in the United Kingdom during 2012.

  Perquisites

          The attributed costs to the Company and a description of personal benefits provided to the named executive officers are included in the "All Other Compensation" column of the 2012 Summary Compensation Table and related footnotes. The Compensation Committee strives to limit the use of perquisites as an element of compensation for executive officers. Most of our perquisites are legacy in nature. The Company does not gross-up income taxes for imputed income on the value of any executive officer perquisites that are not otherwise provided under a specific broad-based plan, such as the relocation policies described above.

Certain Compensation Actions in 2013

  Messrs. Keller and Elisman

          At its meeting in February 2013, the Compensation Committee and Board of Directors approved the following base salary actions which will take effect March 31, 2013 in conjunction with Mr. Keller's transition to the role of Executive Chairman and Mr. Elisman's promotion to Chief Executive Officer.

Name	Base Salary on 1/1/2013 ($)	Effective Date of New Base Salary	New Base Salary ($)	% Change
Robert J. Keller	825,000	03/31/13	500,000	(39.4)%
Boris Elisman	540,000	03/31/13	700,000	29.6%

          Mr. Elisman's base salary was established based on competitive market data and a proxy pay analysis of the New Peer Group provided to the Compensation Committee by its independent consultant. Mr. Keller's base salary was established at 60% of his current salary.

          The Board of Directors also approved a target incentive increase to 105% of base earnings for Mr. Elisman to take effect March 31, 2013. Mr. Keller's target annual incentive of 110% of base earnings remained unchanged. In addition, the Compensation Committee and Board of Directors granted long-term equity awards to each of Messrs. Keller and Elisman. The total value of the long-term incentive awards for each of Messrs. Keller and Elisman was set at 259% and 240%, respectively, of their 2013 base salary.

  Other 2013 Executive Compensation Actions

          The Compensation Committee regularly assesses overall compensation program design, making changes to stay aligned with competitive and best market practices. For 2013, the Compensation Committee:

  •
  Approved base salary increases of less than 3% for Messrs. Fenwick, Franey and McLachlan; such increases to take effect on July 1, 2013;

  •
  Established the annual incentive target for each of Messrs. Fenwick, Franey and McLachlan at 65% of base salary;

  •
  Granted Messrs. Fenwick, Franey and McLachlan long-term equity awards which have a total value as a percentage of 2013 base salary equal to 135%, 103% and 110%, respectively;

  •
  Established the 2013 PSU grant with one three-year performance period instead of three one-year performance periods reflecting its belief that improved economic stability permitted the establishment of a long-term business objectives. Since the 2011 and 2012 PSUs were granted with three different one-year performance periods, the Company will continue to establish one-year performance goals for those awards;

  •
  Reduced the 2013 PSU award agreement change-in-control vesting provision from payment at maximum performance of 150% to either the greater of target performance or the then forecasted performance; and

  •
  Reduced the 2013 AIP maximum award amount from 200% to 150%.

Executive Severance Policy

          The Company's Executive Severance Plan (the "ESP") is administered by the Compensation Committee and provides severance benefits to the Company's executive officers and a limited number of other key executives in the event that their employment is terminated either involuntarily or voluntarily for good reason. The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered. The benefits provided by the ESP ease an executive's transition in the event of an unexpected and involuntary employment termination resulting from changes in the Company's employment needs. The Compensation Committee believes that the existence of the ESP will help executives focus on maximizing stockholder value with minimal concern for personal financial stability. See "Potential Payments and Benefits Upon Termination of Employment or a Change-in-Control" and the related tables for additional information regarding the ESP.

          Under the ESP, executives will receive enhanced benefits if a termination of employment follows a change-in-control of the Company. The change-in-control cash severance benefits are "double-triggered," meaning that both a change-in-control and an involuntary termination of employment or termination by the executive for "good reason" must occur to receive payment.

          The Company does not provide individual employment contracts. However, all of the Company's named executive officers currently participate in the ESP. Management recommends ESP participants and their respective benefit-tier to the Compensation Committee for its consideration and final approval. Mr. Keller is currently eligible for tier-one benefits under the ESP and Mr. Elisman is currently eligible for tier-two benefits under the ESP, as described in "Potential Payments and Benefits Upon Termination or Change-in-Control." Mr. Keller will remain at tier-one and Mr. Elisman will remain at tier-two benefits under the ESP when they transition to their new roles on March 31, 2013.

          The Compensation Committee determined that the Mead C&OP Merger was not a "change-in-control" as that term is defined in the ESP. However, the Compensation Committee recognizes that as a result of the merger it is possible that an executive officer could have his employment terminated due to redundancies that might be caused by the Mead C&OP Merger. In such an event, the Compensation Committee may, in its sole discretion, decide to provide a terminated executive officer severance benefits in excess of the benefits provided for in the ESP in the event of an involuntary termination of employment. For the Compensation Committee to consider providing any enhanced benefits, which would not exceed the amounts provided for a change-in-control event under the ESP, any such redundancy-related termination would have to occur within one-year following consummation of the Mead C&OP Merger.

          Mr. McLachlan has a special severance agreement in place for twelve-months following the Mead C&OP Merger under which he is entitled to the greater of 78 weeks of base pay under the legacy Mead C&OP severance arrangement or the benefits under the ESP.

Timing of Equity Grants

          Annual equity awards are granted to executive officers and other eligible employees, and are made at the Company's regular meeting of the Board of Directors scheduled for the first quarter of the year, typically in the month of February. Off-cycle (non-annual) awards may be made if our CEO and the Compensation Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. For off-cycle awards, the grant date is the date the Compensation Committee approves any such award.

Stock Ownership Guidelines/Hedging Policies

          To further align executive officers interests with those of our stockholders, the Company adopted and the Compensation Committee approved share ownership guidelines ("Ownership Guidelines") which apply to all executive officers, as follows:

Executive Title	Number of Shares	Multiple of Base Salary
Chief Executive Officer	500,000	6.0X
Chief Operating Officer	250,000	4.5X
CFO and Presidents	125,000	3.0X
Other Executive Officers	60,000	2.0X
Non-Executive Officers	40,000	1.5X

          Stock counting towards ownership targets includes shares held by the executive personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs and accrued PSUs. The Ownership Guidelines were amended in December 2012 to exclude unearned PSUs. The amendment also provided that attainment is achieved at either the lower of a multiple of salary or a number of shares, which the Compensation Committee believes reduces volatility in Ownership Guideline attainment.

          Executives are generally expected to achieve their respective ownership goals within five years of becoming an executive officer. The attainment date was re-established as September 30, 2017 for existing officers when the Ownership Guidelines were amended in December 2012.

          The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Compensation Committee may also consider other factors, including general equity market conditions and the Company's then-current stock price when determining the need for any remedies.

          Under our insider trading policy, our executives are prohibited from trading in the Company's put, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC is required to enact rules on disclosure in proxy materials as to whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Clawback and Recoupment Policy

          The Company has a policy allowing it to recoup or "clawback" compensation paid or payable to executive officers in the event of a financial restatement. Under the policy, executives who receive any incentive compensation are required to reimburse the Company in the event:

  •
  the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;

  •
  the executive engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

  •
  a lower amount would have been paid to the executive based upon the restated results.

          In such circumstances the Company will, to the extent practicable and as permitted by governing law, seek to recover from the executive the amount by which the executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results.

          The Dodd-Frank Act requires the SEC to enact rules obligating companies to adopt policies providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the Company will recover incentive compensation received by the executive prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules required to be issued under the Dodd-Frank Act are adopted.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to or earned by certain executive officers of a public company. Section 162(m) limits the annual deductibility of certain (non-performance based) executive compensation to $1 million per covered executive officer. The $1 million deduction limitation does not apply to compensation that qualifies as "performance-based" under Section 162(m). While the Company's compensation philosophy has been to, where appropriate, position executive compensation to qualify for deductibility, in approving compensation that may not be deductible, the Compensation Committee has determined that the underlying executive compensation programs are appropriate and necessary to attract, retain, and motivate senior executives, and that failing to meet these objectives creates more risk for the Company and its value than the financial impact of losing the tax deduction. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the "performance-based" or other requirements for deductibility under Section 162(m).

 REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

          In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in this Proxy Statement.

Members of the Compensation Committee:
Norman H. Wesley (Chairperson) George V. Bayly Thomas Kroeger Sheila G. Talton

          This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

 EXECUTIVE COMPENSATION

2012 Summary Compensation Table

          The table below provides information regarding the total compensation paid or earned by each of our named executive officers for each of the fiscal years ended December 31, 2012, 2011 and 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive ($)(4)	Change in Pension ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert J. Keller*	2012	814,500	$—	2,248,201	600,282	$113,366	—	178,965	3,955,314
Chairman of the Board and	2011	777,923	—	5,431,634	337,645	368,385	—	35,725	6,951,312
Chief Executive Officer	2010	755,446	—	467,838	—	440,826	—	35,353	1,699,463
Boris Elisman*	2012	535,962	—	938,758	250,655	39,466	16,000	79,462	1,860,303
President and Chief	2011	525,000	—	697,433	183,260	189,420	18,000	27,599	1,640,712
Operating Officer	2010	424,942	—	162,819	—	157,260	14,000	27,527	786,548
Neal V. Fenwick	2012	460,962	95,000	650,899	150,394	40,900	804,229	173,315	2,375,699
Executive Vice President	2011	446,164	—	459,895	120,890	130,793	259,575	34,885	1,452,202
and Chief Financial Officer	2010	435,431	—	169,218	—	162,048	236,214	34,626	1,037,537
Neil A. McLachlan(7)	2012	289,250	—	1,261,246	148,744	267,556	—	12,474	1,979,270
Executive Vice President;
President, ACCO Brands
Emerging Markets
Christopher M. Franey	2012	420,962	54,750	605,652	161,716	58,845	—	230,261	1,532,186
Executive Vice President;	2011	410,000	—	419,710	110,110	120,192	—	62,771	1,122,783
President, ACCO Brands	2010	367,920	—	130,824	—	122,135	—	57,040	677,919
International and ACCO
Brands Computer Group
*
Effective March 31, 2013, Mr. Elisman will succeed Mr. Keller as the Company's Chief Executive Officer, and Mr. Keller will become Executive Chairman.

(1)
The amounts shown in column (d) represent discretionary cash bonuses awarded to Mr. Fenwick for his performance in connection with the Mead C&OP Merger and refinancing of all of the Company's debt and to Mr. Franey for his performance in connection with his significant progress in improving the structural long-term profitability of our European business. See "Compensation Discussion and Analysis – Special Recognition Award for Mr. Fenwick" and "Compensation Discussion and Analysis – Annual Compensation – Annual Incentives" .
(2)
The amounts shown in column (e) reflect the grant date fair value of RSUs and PSUs granted in 2010, 2011 and 2012 under the Incentive Plan determined in accordance with FASB ASC Topic 718. These awards are described in more detail in the footnotes to the "Grants of Plan-Based Awards" and the "Outstanding Equity Awards at Fiscal Year End" tables. The value of the PSUs shown are the target payout levels, based on the probable outcome of the performance conditions, determined as of the grant date. The maximum value of the PSUs granted is 150% of the target award. The maximum potential 2012 PSU LTIP award value for each of Messrs. Keller, Elisman, Fenwick, McLachlan and Franey is $2,444,546, $1,020,747, $612,456, $615,939 and $658,548, respectively. The maximum potential 2011 PSU LTIP award value for each of Messrs. Keller, Elisman, Fenwick and Franey is $1,394,420, $756,818, $499,634 and $445,430, respectively and the maximum potential 2010 PSU LTIP award value for each of Messrs. Keller, Elisman, Fenwick and Franey is $701,757, $244,229, $253,827 and $196,236, respectively. The amounts shown for Mr. Fenwick in 2012 also include RSUs with a grant date fair value of $87,634 awarded for his performance in connection with the Mead C&OP Merger and refinancing of all of the Company's debt. See "Compensation Discussion and Analysis – Special Recognition Award for Mr. Fenwick".
(3)
The amounts shown in column (f) reflect the aggregate grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to NQSOs made under the Incentive Plan determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 6 to the Company's audited financial statements for the fiscal year ended December 31 for each year shown included in the Company's Annual Reports on Form 10-K filed with the SEC.
(4)
The amounts shown in column (g) include AIP awards, if any, earned under our 2012 AIP as well as LTIP cash awards, if any, earned by each of the named executive officers for the fiscal year ended December 31 for each year shown. Messrs. Keller, Elisman and Fenwick did not earn an AIP for 2012. Mr. McLachlan was paid at 92.5% of his target award opportunity. Mr Franey was paid at 10% of his target award opportunity, representing two times target payment for this component of his AIP as a result of the performance of one of his business units exceeding maximum threshold payout. The 2012 one-year performance period of the three-year 2010-2012 LTIP cash award cycle resulted in a 50% accrual for 2012.

  The 2011 AIP earned by each of the named executive officers (other than Mr. McLachlan) was equal to 45.1% of the target award opportunity and the 2011 one-year performance period of the three-year 2010-2012 LTIP cash award cycle resulted in no accrual for 2011. For 2010, the amounts shown include the annual incentive award earned under the AIP by each of the named executive officers for that year representing 28.7% of the target award opportunity and the amount earned for the one-year performance period of the three-year 2010-2012 LTIP cash award cycle, which was accrued at 98.8% of target.

(5)
The amounts shown in column (h) represent the aggregate change in actuarial present value during each year shown for the named executive officer's accumulated benefit, if any, provided under the ACCO Pension and, for 2011 and 2010, the aggregate change in actuarial present value during each year for the named executive officer's accumulated benefit, if any, under the Supplemental Pension and the Fenwick Retirement Agreement. None of the named executive officers earned any preferential amounts on their account balances. All such amounts fully-vested in previous years. Messrs. Keller, McLachlan and Franey were not eligible to participate in the ACCO Pension or Supplemental Pension prior to the time both plans were frozen. See "Pension Benefits".
(6)
The following table provides details about each component of the "All Other Compensation" shown in column (i) for the fiscal year ended December 31, 2012:

Name	Automobile Allowance ($)	Company Contributions to Defined Contribution Plans ($)(a)	Payment Resulting from the Mead C&OP Merger ($)(b)(c)	Tax Gross Ups, Tax Equalization and Relocation Expenses ($)(d)	Miscellaneous Perquisites ($)(e)	Total ($)
Mr. Keller	15,996	11,250	142,695	—	9,024	178,965
Mr. Elisman	13,992	11,250	50,701	—	3,519	79,462
Mr. Fenwick	13,992	11,250	136,586	—	11,487	173,315
Mr. McLachlan	—	11,250	—	—	1,224	12,474
Mr. Franey	10,750	11,250	—	203,175	5,086	230,261
(a)
The amounts represent the Company's 2012 contribution to the tax-qualified 401(k) savings plan account for each of the named executive officers.
(b)
The amount for Mr. Keller represents a payment of previously deferred compensation resulting from the Mead C&OP Merger, which constituted a change-in-control under Section 409A of the Code and the terms of the Deferred Plan which contain substantially similar the change-in-control definitions, relating to RSUs he received as a non-employee director prior to becoming our CEO. As provided under Section 409A and the Deferred Plan, all deferred RSUs in the Deferred Plan were paid out on May 1, 2012 following the occurence of the deemed change-in-control. The value of the deferred RSUs was calculated on May 1, 2012 using the average high and low Company stock price equating to $11.93 per share, as provided under the Incentive Plan, and was distributed in the form of shares of common stock of the Company.
(c)
The amounts represent payments to Messrs. Elisman and Fenwick from the Supplemental Pension and, in the case of Mr. Fenwick, under the Fenwick Retirement Agreement resulting from the Mead C&OP Merger. The Mead C&OP Merger constituted a change-in-control under under Section 409A of the Code and the terms of the Supplemental Pension and the Fenwick Retirement Agreement, which contained substantially similar definitions of change-in-control. As provided under Section 409A and the Supplemental Pension and the Fenwick Retirement Agreement, the accrued vested benefit of each participant was paid to the participant in June 2012 in an actuarial equivalent lump sum following the occurrence of such deemed change-in-control, and the Company thereafter terminated the Supplemental Pension and the Fenwick Retirement Agreement. Mr. Fenwick's amount includes $93,028 related to the Fenwick Retirement Agreement. See "Compensation Discussion and Analysis – Benefits – Retirement Benefits" and "Pension Benefits".
(d)
The amount represents the incremental cost incurred by the Company during 2012 in connection with Mr. Franey's expatriate assignment in the United Kingdom, including $190,745 of foreign income tax relating to 2010 , 2001 and 2012, $92,160 in housing allowances, $41,287 in U.S. tax gross-up for 2012 and $35,889 in tax equalization payments relating to 2010 and 2011, net of $156,906 from Mr. Franey in hypothetical taxes paid during 2012.
(e)
The amounts include the 2012 cost to the Company for premiums paid on excess long-term disability and/or group term life insurance for each of the named executive officers. Group term life insurance premiums were $7,864, $2,359, $2,351, $3,425 and $1,224 for each of Messrs, Keller, Elisman, Fenwick, Franey and McLachlan, respectively. For Mr. Fenwick, the amount also includes $3,000 for income tax preparation fees and $4,975 for personal travel for him and certain of his family members. For Mr. Franey, the amount also includes $500 for income tax preparation fees.
(7)
Mr. McLachlan's base salary in 2012 represents amounts earned from May 1, 2012 through December 31, 2012, the period during which he was employed by the Company. Amounts shown for Mr. McLachlan in column (e) include a special one-time equity grant in connection with the Mead C&OP Merger. See "Compensation Discussion and Analysis – Long Term Incentive Compensation – Equity Award Grants in 2012".

Grants of Plan-Based Awards

          The following table sets forth information concerning each grant of an award made to a named executive officer under the Company's Incentive Plan during the fiscal year ended December 31, 2012.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units #(3)	All Other Option Awards: Number of Securities Underlying Options #(4)
										Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date of Awards	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Keller	02/23/12	453,750	907,500	1,815,000							—
	02/23/12				66,956	133,911	200,867				1,629,697
	02/23/12							50,822			618,504
	02/23/12								108,159	12.17	600,282
Boris Elisman	02/22/12	243,000	486,000	972,000							—
	02/23/12				27,958	55,916	83,874				680,498
	02/23/12							21,221			258,260
	02/23/12								45,163	12.17	250,655
Neal V. Fenwick	02/22/12	151,125	302,250	604,500							—
	02/23/12				16,775	33,550	50,325				408,304
	02/23/12							12,733			154,961
	02/23/12								27,098	12.17	150,394
	05/15/12							8,600			87,634
Neil A. McLachlan	05/01/12	144,625	289,250	578,500							—
	05/15/12				20,149	40,297	60,446				410,626
	05/15/12							83,476			850,620
	05/15/12								32,548	10.19	148,744
Christopher M. Franey	02/22/12	138,125	276,250	552,500							—
	02/23/12				18,038	36,075	54,113				439,032
	02/23/12							13,691			166,620
	02/23/12								29,138	12.17	161,716
(1)
The amounts shown represent the potential AIP earnings for 2012 at threshold, target and maximum performance. The actual amounts of AIP awards earned for 2012 are included in column (g) of the Summary Compensation Table and further described in footnote (4) thereto. For an explanation of the performance-based metrics applicable to the 2012 AIP awards, see "Compensation Discussion and Analysis – Annual Compensation – Annual Incentives."
(2)
The amounts shown represent the threshold, target and maximum number of PSUs granted in 2012 to be earned based on achievement of performance metrics established by the Board of Directors annually for each one-year performance period in the three-year 2012-2014 LTIP PSU award cycle. Any awards earned for each of the first two one-year performance periods are accrued and do not vest until completion of the full three-year 2012-2014 LTIP PSU award cycle. For an explanation of the performance-based metrics applicable for the 2012 fiscal year, see "Compensation Discussion and Analysis – Long-Term Incentive Compensation – LTIP Metric Performance for 2012."
(3)
The amounts shown represent RSUs which vest on the third anniversary of the grant date. Mr. Fenwick's May 15, 2012 RSU award was granted in recognition of his performance in connection with the Mead C&OP Merger and refinancing of all of the Company's debt. See "Compensation Discussion and Analysis – Special Recognition Award for Mr. Fenwick."
(4)
The amounts shown represent NQSOs awarded under the Incentive Plan. NQSOs vest in three equal annual installments on each of the first three anniversaries of the grant date.
(5)
The exercise price per share of each NQSO equals the average of the high and low sales price of a share of the Company's common stock on the date of grant as reported on the NYSE. The closing price for the Company's common stock on February 23, 2012 was $12.29.
(6)
The amounts shown represent the grant date fair value of each equity award granted in 2012 determined in accordance with FASB ASC Topic 718.

  Outstanding Equity Awards at Fiscal Year End

          The following table sets forth information concerning unexercised NQSOs, RSUs and PSUs that have not vested and other unexercised equity incentive plan awards as of December 31, 2012 for each of the named executive officers.

	Option and SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) or SSARs Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option or SSARs Exercise Price ($)	Option or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(3)
Robert J. Keller	—		108,159	12.17	2/23/2019
	29,234		58,466	8.93	5/18/2018
	108,333	(2)	—	0.81	2/26/2016
	105,000		—	2.59	11/7/2015
						50,822	(5)	373,033	61,986	454,977
						500,000	(6)	3,670,000
						39,700	(7)	291,398
						22,320	(8)	163,829
						34,700	(9)	254,698
Boris Elisman	—		45,163	12.17	2/23/2019
	15,867		31,733	8.93	5/18/2018
	150,000	(2)	—	0.81	2/26/2016
	21,400		—	14.02	4/7/2015
	7,000		—	21.49	3/16/2014
	34,781		—	19.59	11/29/2014
						21,221	(5)	155,762	28,055	205,924
						21,600	(7)	158,544
						9,320	(8)	68,409
						18,833	(9)	138,234
Neal V. Fenwick	—		27,098	12.17	2/23/2019
	10,467		20,933	8.93	5/18/2018
	150,000	(2)	—	0.81	2/26/2016
	21,400		—	14.02	3/19/2015
	14,500		—	21.49	3/16/2014
	71,780		—	18.25	10/28/2014
	39,877		—	14.42	9/29/2013
						12,733	(5)	93,460	17,400	127,716
						14,200	(7)	104,228
						5,592	(8)	41,045
						12,433	(9)	91,258
						8,600	(10)	63,124
Neil A. McLachlan	—		32,548	10.19	5/15/2019
						6,192	(8)	45,449	13,433	98,598
						83,476	(10)	612,714
Christopher M. Franey	—		29,138	12.17	2/23/2019
	9,534		19,066	8.93	5/18/2018
	100,000	(2)	—	0.81	2/26/2016
	9,600		—	14.02	12/11/2015
						13,691	(5)	100,492	17,691	129,852
						13,000	(7)	95,420
						6,014	(8)	44,143
						11,333	(9)	83,184
(1)
NQSOs vest in three equal installments on each of the first three anniversaries of the grant date. The vesting of unexercisable NQSOs could accelerate under the following circumstances:

Event	Result
Retirement and Disability	Award would vest pro-rata through the date of separation, provided the separation occurs at least one year after the grant date.
Death	Award would vest pro-rata through the date of death.
Change-in-Control
Award would fully vest without regard to any separation. Award would also fully vest upon a change-in-control within 90 days following an involuntary termination without Cause related to the change-in-control.

(2)
Award is in the form of SSARs. All SSARs were fully vested as of December 31, 2012.
(3)
The amounts shown reflect the value as calculated based on the $7.34 closing price of the Company's common stock on December 31, 2012.
(4)
The amounts shown represent unearned and unvested PSUs for the remainder of the respective three-year 2011-2013 and 2012-2014 LTIP PSU award cycles at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata at actual performance through the date of separation, provided the termination occurs after June 30 of the last year in the three-year performance grant cycle.
Retirement	Award would vest pro-rata through date of separation based upon actual performance.
Death and Disability
Award would vest through date of separation based upon actual performance for any completed performance periods, and pro-rata at target through the date of separation for award amounts in the performance period of separation.
Change-in-Control	Award would vest through date of separation based upon actual performance for any completed performance period, and in full at the maximum performance level for all remaining performance periods.
(5)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on February 23, 2015, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement, Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control	Award would fully vest, absent issuance of replacement awards as permitted in the award agreement.
(6)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on January 2, 2015, provided that Mr. Keller is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause, Death or Disability	Award would fully vest.
Change-in-Control	Award would fully vest.
(7)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on May 18, 2014, provided that the named executive officers is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (5) above.
(8)
The amounts shown represent PSUs from the three-year 2012-2014 LTIP PSU award cycle that have been earned based on 2012 performance and will vest as of December 31, 2014 and convert into the right to receive an equal number of shares of the Company's common stock, provided that the named executive officer is employed by the Company through December 31, 2014. The vesting of these PSUs could accelerate as described in footnote (4) above.
(9)
The amounts shown represent PSUs from the three-year 2011-2013 LTIP PSU award cycle that have been earned based on 2011 and 2012 performance and will vest as of December 31, 2013 and convert into the right to receive an equal number of shares of the Company's common stock, provided that the named executive officer is employed by the Company through December 31, 2013. The vesting of these PSUs could accelerate as described in footnote (4) above.
(10)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company's common stock on May 15, 2015, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (5) above.

2012 Option Exercises and Stock Vested

          The following table describes the aggregate number of shares acquired and the dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2012 from the vesting of RSUs and PSUs. There was no exercise of NQSOs or SSARs by any of the named executive officers during the 2012 fiscal year. The PSUs that vested on December 31, 2012 were settled on February 21, 2013.

Name	Stock Awards Number of Shares Acquired on Vesting (#)		Stock Awards Value Realized on Vesting ($)(2)
Robert J. Keller	23,000	(1)	170,660
	43,866	(2)	321,976
Boris Elisman	11,000	(1)	129,360
	15,266	(2)	112,052
Neal V. Fenwick	11,000	(1)	141,460
	15,866	(2)	116,456
Neil A. McLachlan	—		—
Christopher M. Franey	4,530	(1)	32,185
	12,266	(2)	90,032
(1)
The amounts shown for Messrs. Keller, Elisman, Fenwick and Franey represent the vesting of RSUs. Mr. Keller's RSUs were granted November 7, 2008 and vested November 7, 2012; Mr. Elisman's RSUs were granted on April 7, 2008 and vested on April 7, 2012; Mr. Fenwick's RSUs were granted on March 19, 2008 and vested March 19, 2012; and, Mr. Franey's RSUs were granted December 11, 2008 and vested December 11, 2012 . The value realized on the vesting of RSUs is based on the average of the high and low sales price of a share of the Company's common stock on the vesting date as reported on the NYSE, as provided in the Incentive Plan.
(2)
The amounts shown for Messrs. Keller, Elisman, Fenwick and Franey represent PSUs from the three-year 2010-2012 LTIP PSU cycle that have been earned based on 2010, 2011 and 2012 performance and vested as of December 31, 2012. The amounts shown reflect the value as calculated based on the $7.34 closing price of the Company's common stock on December 31, 2012.

 PENSION BENEFITS

          The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the fiscal year ended December 31, 2012 with respect to the ACCO Pension, the Supplemental Pension, the ACCO Europe Pension Plan ("ACCO Europe Pension") and the Fenwick Retirement Agreement, and with respect to each of the named executive officers.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year(2) ($)
Robert J. Keller	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—
Boris Elisman	ACCO Pension	4	75,000	—
	Supplemental Pension	4	—	50,701
Neal V. Fenwick	ACCO Europe Pension	22	4,161,858	—
	ACCO Pension	4	61,000	—
	Supplemental Pension	4	—	43,558
	Fenwick Retirement Agreement	4	—	93,028
Neil A. McLachlan	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—
Christopher M. Franey	ACCO Pension	—	—	—
	Supplemental Pension	—	—	—
(1)
Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension and the Supplemental Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statements, and are assumed to be payable at age 65. The interest rate assumption is 4.20%. The mortality table assumption for the ACCO Pension is the 2012 Static Table for Annuitants per section 1.430(h)(3)-1(e) of the Code for healthy lives. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO Europe Pension assumes an interest rate of 4.4%, an inflation rate of 3.0%, an exchange rate (as of December 31, 2012) of $1.6194 to one British Pound and utilizes the SAPS Table using CMI 2011 future improvements, subject to an underpin of 1% per annum.
(2)
As more fully described below, amounts reported above as payments during last fiscal year include the lump sum value of the benefits paid to each named executive officer from the Supplemental Pension and the Fenwick Retirement Agreement during 2012 due to the Mead C&OP Merger. The mortality and interest rate assumptions used in calculating the lump sum payments are defined under Code Section 417(e). The applicable interest rates under 417(e)(3) are the three segment "spot" rates derived from a full corporate bond yield curve as of August prior to the current plan year. The first segment rate is used for benefits payable starting in the first five years. The second segment rate is used for benefits payable starting in the next 15 years. The third segment rate is used for benefits payable starting after that (20 years). The three segment interest rates are 1.85%, 4.62%, and 6.02%, respectively.

          The ACCO Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company, including the named executive officers. In general, eligible employees include all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must have completed one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. "Eligible Earnings" include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO

Pension and the Supplemental Pension have been frozen as of March 6, 2009. As a result no additional benefits will accrue from that date for any of the named executive officers unless action is taken by the Board of Directors to reinstate any such benefits.

          The Supplemental Pension was an unfunded nonqualified defined benefit pension plan which covered compensation and benefit amounts in excess of the Code's qualified plan limits in the ACCO Pension, taken into account in determining benefits any compensation amounts deferred under the Company's former deferred compensation plan. None of the named executive officers participated in that plan. Otherwise, the provisions of the Supplemental Pension were generally the same as those of the ACCO Pension. During 2012, the Mead C&OP Merger constituted a change-in-control under under Section 409A of the Code and the terms of the Supplemental Pension which contained substantially similar definitions of change-in-control. As provided under Section 409A and the Supplemental Pension, the accrued vested benefit of each participant was paid to the participant in June 2012 in an actuarial equivalent lump sum following the occurrence of such deemed change-in-control, and the Company thereafter terminated the Supplemental Pension.

          Benefits under the ACCO Pension and Supplemental Pension are calculated in the following manner: A participant's benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant's applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant's final Eligible Earnings in excess of the participant's applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant's benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant's final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above for the year 2009, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken by the Compensation Committee. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the named executive officers is entitled to additional credited service other than that which has been earned during their employment.

          Several forms of benefit payments are available under the ACCO Pension. The ACCO Pension offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a social security benefit adjustment option. Minimum lump-sum distributions of benefits are available if less than or equal to $1,000. The payout option must be elected by the participant before benefit payments begin. Each option available under the Pension Plan is actuarially equivalent.

          Normal retirement benefits commence at age 65. Under the ACCO Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. The ACCO Pension recognizes prior service with Fortune Brands, Inc. and other companies previously related to the Company, for periods before the spin-off of the Company from Fortune Brands, Inc. on August 16, 2005, for vesting purposes.

          Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension in which he participated until April 1, 2006. The ACCO Europe Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO Europe Pension Plan based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds of Mr. Fenwick's final Pensionable Earnings while a participant in this plan.

Under the ACCO Europe Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55. The reduction is 5% per year if retiring before age 62. Pensionable Earnings are defined as Mr. Fenwick's base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) Pensionable Earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of Pensionable Earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit.

          Mr. Fenwick had entered into the Fenwick Retirement Agreement with the Company that provided him a supplemental unqualified retirement benefit over and above the benefit provided to him under the Company's defined benefit pension plans based on credit for his service prior to April 1, 2006 with predecessors of the Company and its then-affiliates while participating as an employee of the Company's United Kingdom subsidiary. The benefit provided under the Fenwick Retirement Agreement equaled the excess of (i) a tentative benefit under the Company's defined benefit pension plans, as described above, computed based on his combined service with the Company and its non-participating then-affiliates but applying the Company pension accrual rate as in effect on January 1, 2007 (1.00% per year of service, as described above) over (ii) the sum of the actual benefit amounts due to him from such Company and then-affiliate pension plans in respect of his participation in such plans. In each case, the benefit is expressed as an unreduced single life annuity payable at an age 65 normal retirement age.

          During 2012, the Mead C&OP Merger constituted a change-in-control under under Section 409A of the Internal Revenue Code and the terms of the Fenwick Retirement Agreement which contained substantially similar definitions of change-in-control. As provided under Section 409A and the Fenwick Retirement Agreement, the accrued vested benefit was paid to Mr. Fenwick in June 2012 in an actuarial equivalent lump sum following the occurrence of such deemed change-in-control, and the Company thereafter terminated the Fenwick Retirement Agreement.

          See also "Compensation Discussion and Analysis – Benefits – Retirement Benefits" for additional discussion of the Company's defined benefit and other retirement plans.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL

          The Company does not have written employment agreements with any of its executive officers. Executive officers, including the named executive officers, are covered by the Company's ESP at December 31, 2012 and continue to be so covered as of the date of this Proxy Statement.

          The Company's ESP provides the named executive officers the following payments and benefits upon (i) an involuntary termination without "cause," or (ii) voluntary termination for "good reason" or an involuntary termination without "cause" within 24 months after (and in certain circumstances preceding) a change-in-control as defined in the ESP:

  •
  Involuntary Termination: 24 months of base salary and two years of target bonus for the year of separation for Mr. Keller and 21 months of base salary and one year of target bonus for each of the other named executive officers.

  •
  Change in Control Termination: 2.99 times base salary plus 2.99 times bonus for the year of separation for Mr. Keller and 2.25 times base salary plus 2.25 times bonus for the year of separation for each of the other named executive officers. The bonus amount is based on the greater of (i) a target bonus for the year of the named executive officer's termination, or (ii) the bonus that would be paid using the Company's most recent financial performance outlook report that is available as of the named executive officer's termination date. The executive would also receive a pro-rata annual bonus for the year of the executive's termination up through and including the termination effective date based on the greater of the latest projected performance level of the Company for that year or the target award.

  •
  Outplacement services in an amount not to exceed $60,000 for Mr. Keller and $30,000 for each of the other named executive officers.

  •
  A gross-up payment for any "golden parachute" excise tax that may be payable by the named executive officer under Section 4999 of the Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the ESP or otherwise), unless the amount of any "excess parachute payments" paid or payable by them does not exceed 330% of the executive's "base pay" as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code; and

  •
  Any amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or agreement that has been entered into between the Company and the named executive officer.

          Medical and other welfare benefits continue for the named executive officer's severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company.

          No benefits would be provided to a named executive officer if a termination was for "cause" or voluntary (other than in the case of a retirement) except at the discretion of the Board of Directors.

          In addition, certain equity grants awarded to the named executive officers may accelerate upon death, disability, retirement, termination without cause and in the event of a change-in-control as defined in the Incentive Plan. See "Executive Compensation – Outstanding Equity Awards at Year-End" and related footnotes for more details.

          The following tables set forth for each named executive officer the estimated payments and other benefit amounts that would have been received by the named executive officer or his estate on December 31, 2012, under the following circumstances:

  •
  a change-in-control without termination of employment;

  •
  termination of employment by the executive for retirement;

  •
  termination of employment by the Company without cause;

  •
  following (or in certain circumstances preceding) a change-in-control, a termination of employment by the Company without "cause" or by the executive for "good reason"; or

  •
  termination of employment as a result of death or disability.

          In preparing the tables it is assumed that each of the named executive officers has no earned but unpaid salary or accrued and unused vacation benefits at the time of his termination and that the values reflect compensation in addition to what he would have earned had the described event not occurred. The notes accompanying these tables appear at the end of this section.

Robert J. Keller
	Change- in-Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change-in-control ($)	Death or Disability($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	3,465,000	5,180,175	—
Annual incentive(1)	—	—	—	907,500	—
Benefits:
Continuation of benefits(2)	—	—	19,891	29,737	—
Outplacement Services	—	—	60,000	60,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	33,638	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	4,334,431	264,703	3,670,000	4,334,431	3,934,703
Value of Performance Share Units(6)	1,783,481	418,527	—	1,783,481	418,527
Federal Excise Tax and Gross-up(7)	1,656,988	—	—	4,861,871	—

Total	7,774,900	683,230	7,214,891	17,190,833	4,353,230

          See accompanying notes at the end of this section.

Boris Elisman
	Change- in-Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change-in-control ($)	Death or Disability($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,431,000	2,308,500	—
Annual incentive(1)	—	—	—	486,000	—
Benefits:
Continuation of benefits(2)	—	—	23,729	30,509	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,313	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	314,306	130,528	—	314,306	130,528
Value of Performance Share Units(6)	824,421	206,643	—	824,421	206,643
Federal Excise Tax and Gross-up(7)	—	—	—	1,919,855	—

Total	1,138,727	337,171	1,484,729	5,938,904	337,171

          See accompanying notes at the end of this section.

Neal V. Fenwick
	Change- in-Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change-in-control ($)	Death or Disability($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,116,000	1,726,313	—
Annual incentive(1)	—	—	—	302,250	—
Benefits:
Continuation of benefits(2)	—	—	23,729	30,509	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,313	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	260,812	96,572	—	260,812	96,572
Value of Performance Share Units(6)	515,452	132,304	—	515,452	132,304
Federal Excise Tax and Gross-up(7)	—	—	—	1,158,362	—

Total	776,264	228,876	1,169,729	4,049,011	228,876

          See accompanying notes at the end of this section.

Neil A. McLachlan
	Change- in-Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change-in-control ($)	Death or Disability($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,068,000	1,652,063	—
Annual incentive(1)	—	—	—	289,250	—
Benefits:
Continuation of benefits(2)	—	—	23,729	30,509	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,313	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	95,420	20,130	—	95,420	20,130
Value of Performance Share Units(6)	295,009	45,449	—	295,009	45,449
Federal Excise Tax and Gross-up(7)	—	—	—	—	—

Total	390,429	65,579	1,121,729	2,417,564	65,579

          See accompanying notes at the end of this section.

Christopher M. Franey
	Change- in-Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without cause ($)	Termination by the Company without cause or by the executive for "good reason" following a change-in-control ($)	Death or Disability($)
Payments and Benefits Compensation:
Cash severance(1)	—	—	1,020,000	1,577,813	—
Annual incentive(1)	—	—	—	276,250	—
Benefits:
Continuation of benefits(2)	—	—	17,405	22,378	—
Outplacement Services	—	—	30,000	30,000	—
Additional 401(k) Plan Contributions(3)	—	—	—	25,313	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	—	—	—	—	—
Value of Restricted Stock Units(5)	195,912	80,487	—	195,912	80,487
Value of Performance Share Units(6)	516,897	127,327	—	516,897	127,327
Federal Excise Tax and Gross-up(7)	—	—	—	1,380,525	—

Total	712,809	207,814	1,067,405	4,025,088	207,814

          See accompanying notes below.

Notes to Potential Payments Upon Termination or Change-in-Control Tables

(1)
Cash severance represents 2012 base salary and annual incentive opportunity at target performance, calculated according to the terms of the ESP and using the base salary and target AIP award as reflected in "Compensation Discussion and Analysis – Annual Compensation" for all named executive officers, including Mr. McLachlan.
(2)
Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the named executive officer's benefit during the severance period.
(3)
Represents the maximum annual Company contribution to the named executive officer's account under the Company's 401(k) Plan during the severance period.
(4)
Reflects the excess of the fair market value as of December 31, 2012 of the underlying shares over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event. As of December 31, 2012 all unvested NQSOs had exercise prices in excess of the fair market value.
(5)
Reflects the fair market value as of December 31, 2012 of the shares underlying all unvested restricted stock units which vest in connection with the specified event.
(6)
Reflects the unvested fair market value as of December 31, 2012 of the shares underlying unvested performance share units which would vest in connection with the specified event.
(7)
Upon a change-in-control of the Company, the named executive officer may be subject to certain excise taxes pursuant to Section 4999 of the Code of 1986, as described above.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proxy Item 3)

          We are providing our stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The proposal, commonly known as a "Say-on-Pay" proposal, is designed to give you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

          "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the executive compensation tables and other related disclosures contained herein."

          As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, link pay to performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained in this Proxy Statement, including in the Compensation Discussion and Analysis and the accompanying tables and related narrative disclosure, as well as the following factors:

  •
  Compensation decisions for our Chief Executive Officer and other named executive officers are made by a committee of independent directors.

  •
  We promote a pay for performance culture that ties a significant portion of executive compensation to the achievement of important financial and operating objectives that are approved by the Board of Directors. For example in fiscal 2012, approximately 77% and 64% of the target value of annually granted equity awards were performance-based for Mr. Keller and the other named executive officers, respectively.

  •
  A significant portion of each named executive officer's compensation is at-risk. For example, no 2012 AIP was earned by Messrs. Keller, Elisman and Fenwick due to the Company's performance.

  •
  We have a clawback policy that will allow the Company to seek recovery of certain incentive-based compensation from our executive officers in the event of a material accounting restatement resulting from misconduct.

  •
  We do not have employment agreements with our executive officers and as a result none of the executive officers have a contractual right to any increase in annual salary or other base compensation elements.

  •
  We have never re-priced or replaced underwater stock options and our Incentive Plan would prevent us from doing so without stockholder approval.

  •
  Our Compensation Committee has reviewed the results of management's evaluation of our compensation programs and practices and agreed with their findings that the risks associated with our compensation programs were within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on us.

  •
  Our stock ownership guidelines for our executive officers further align their interests and actions with the interests of our stockholders.

          Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by the Board of Directors and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, the Compensation Committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

          The Board of Directors recommends that you vote FOR Proxy Item 3.

 SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  What governs stockholder proposals and nominations?

          Article II of our By-laws contains procedures for stockholder nominations of directors and for stockholder proposals to be properly presented before stockholder meetings. In addition, Rule 14a-8 under the Exchange Act contains requirements that must be followed in order to have a proposal included in our Proxy Statement and form of proxy.

  Who can make a nomination or a proposal?

          According to our By-laws, stockholders may nominate persons for election to the Board of Directors at annual meetings and certain special meetings of stockholders and may propose other business to be considered by stockholders at annual meetings. Any stockholder desiring to make a nomination or a proposal may do so if such stockholder (1) is a holder of record of the Company both at the time of giving proper notice of a nomination or a proposal and at the time of the annual meeting or, with respect to nominations, the special meeting; (2) is entitled to vote at the meeting; and (3) complies with the notice procedures set forth in our By-laws. Nominations at any special meeting may be made only in the event the Board of Directors has determined directors are to be elected at such special meeting. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination has been properly made.

  When must a nomination or a proposal be made?

          With respect to annual meetings, to be timely, a stockholder's notice must be delivered to the Corporate Secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day nor any later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Our By-laws provide for different notice timing rules for special meetings in which directors are to be elected or in the event the annual meeting date is more than 30 days before or more than 60 days after such anniversary date.

  How do I go about making a nomination or proposal?

          If you are a record owner of stock and you wish to make a nomination or proposal at an annual meeting, you must notify the Corporate Secretary, in writing, of your intent. Written notice must be delivered not earlier than January 6, 2014, and not later than February 5, 2014, with respect to nominations and proposals for the 2014 annual meeting of stockholders. All notices must contain the information required by Article II of our By-laws and Rule 14a-8 under the Exchange Act.

          Stockholders who wish to have a proposal included in our proxy statement and form of proxy must comply with the applicable requirements of the Exchange Act, including Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be eligible under Rule 14a-8 for consideration for inclusion in our proxy statement and accompanying proxy at the 2014 annual meeting of stockholders, the proposal must have been received by the Company on or before January 6, 2014.

          A copy of the By-law provisions summarized above is available upon written request to ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, Illinois 60047, Attention: Corporate Secretary. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 26, 2013, can be accessed through the SEC's website at www.sec.gov.

 MISCELLANEOUS

Cost of Soliciting Proxies

          The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders' use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy material to principals and beneficial owners.

          In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Your prompt response is greatly appreciated.

Multiple Stockholders Having the Same Address

          We are sending only one Notice of Internet Availability of Proxy Materials or one Proxy Statement and Annual Report to the address of multiple stockholders unless we have received contrary instructions from any stockholder at that address. This practice, known as "householding," reduces duplicate mailings, saving paper and reducing printing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, may contact Broadridge, Householding Department, 51 Mercedes Way, Englewood, New York 11717 or by telephone at (800) 542-1061.

Other Matters

          The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 22, 2013	By order of the Board of Directors

Pamela R. Schneider Senior Vice President, General Counsel and Secretary

Financial and Other Information

          The Company has made available to you its Annual Report, which can be accessed by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The Annual Report contains the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The Company's Annual Report on Form 10-K for the year ended December 31, 2012 can also be accessed online on the Company's website at www.accobrands.com. The Annual Report and Proxy Statement are also available without charge by request made in writing to Ms. Jennifer Rice, Vice President-Investor Relations at ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, IL 60047 or by telephone at (847) 796-3020. Additionally, the Company's Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Principles are available without charge at the Investor Relations section of the Company's website or in print upon request by any stockholder to Ms. Rice at the address noted above. The Company's Current Report on Form 8-K filed with the SEC on February 13, 2013 is also available without charge by request made in writing to Ms. Rice at the address noted above.

Parking Facility and Driving Directions

Directions from Downtown Chicago to Kemper Lakes

Take I-90/94 north toward Milwaukee
Slight left onto I-90 Kennedy Expressway to O'Hare
Take exit onto I-294 north/Tri-state Tollway towards Milwaukee
Continue onto I-94 to IL-22/Half Day Road exit
Continue west on IL-22 for approx. 8 miles
Turn right onto Corporate Drive
(First stoplight west of Old McHenry Road)

Directions from North to Kemper Lakes

Take I-94 south toward Chicago/Indiana
Exit Half Day Road/IL-22 west for approx. 8 miles
Turn right onto Corporate Drive

From West to Kemper Lakes

Take I-90 east to Chicago
Take IL-59 north for approx. 10 miles
Turn right onto IL-22/Half Day Road for approx. 5 miles
Turn left onto Corporate Drive

From South to Kemper Lakes

Take I-355 north to northwest suburbs
Merge onto I-290 west
Continue onto IL-53 north
Take Lake Cook Road exit west
Turn right onto US 12/Rand Road
Turn right onto Quentin Road
Turn right onto IL-22 east for approx. 1 mile
Turn left onto Corporate Drive

ACCO Brands Corporation
Annual Meeting of Stockholders
May 7, 2013 10:30 a.m.

Meeting Location Address

Kemper Lakes Business Center
Three Corporate Drive
Lake Zurich, IL 60047
Tel: 847.796.4202

Parking

Self-parking is available

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000167730_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 George V. Bayly 02 James A. Buzzard 03 Kathleen S. Dvorak 04 G. Thomas Hargrove 05 Robert H. Jenkins 06 Robert J. Keller 07 Thomas Kroeger 08 Michael Norkus 09 E. Mark Rajkowski 10 Sheila G. Talton 11 Norman H. Wesley 12 Boris Elisman ACCO BRANDS CORPORATION Four Corporate Drive Lake Zurich, IL 60047 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by ACCO Brands Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 The ratification of the selection of KPMG LLP as our registered public accounting firm for 2013. 3 The approval, by non-binding advisory vote, of the compensation of our named executive officers. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000167730_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K Wrap is/are available at www.proxyvote.com . ACCO BRANDS CORPORATION ANNUAL MEETING OF STOCKHOLDERS MAY 7, 2013 THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Neal V. Fenwick, Thomas P. O'Neill, Jr. and Pamela R. Schneider, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., CDT, on May 7, 2013, at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois 60047. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

QuickLinks

NOTICE OF 2013 ANNUAL MEETING AND PROXY STATEMENT
VOTING AND PROXIES
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
TRANSACTIONS WITH RELATED PERSONS
2012 DIRECTOR COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN INFORMATION REGARDING SECURITY HOLDERS
EXECUTIVE OFFICERS OF THE COMPANY
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
PENSION BENEFITS
POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL
ADVISORY VOTE ON EXECUTIVE COMPENSATION
SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS
MISCELLANEOUS